UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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WSFS FINANCIAL CORPORATION
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WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware 19801 302-792-6000 www.wsfsbank.com

Notice of 2020 Annual Meeting of Stockholders

March 23, 2020

Dear Stockholder:

The WSFS Financial Corporation (the “Company”, “WSFS” or “we”) 2020 Annual Meeting of Stockholders will be held on April 23, 2020 beginning at 4:00 p.m. at WSFS Bank Place, 1818 Market Street, 12th Floor in Philadelphia, Pennsylvania. Parking is available in the building. The entrance to the garage is on 19th Street.

This year, a live webcast of the 2020 Annual Meeting of Stockholders will be accessible over the internet at www.virtualshareholdermeeting.com/WSFS2020, where you will be able to listen to the meeting live, submit questions and vote.

At the meeting, stockholders will act on the following matters:

•                  The election of one director for a term ending at the 2022 Annual Meeting of Stockholders and two directors for a term ending at the 2023 Annual Meeting of Stockholders;

•                  The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;

•                  A non-binding advisory vote on the compensation of our named executive officers; and

•                  Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 2, 2020 are entitled to vote at the meeting.  This proxy statement and the enclosed proxy card were mailed to stockholders on or about March 26, 2020.

Your vote is important regardless of how many shares of WSFS common stock you own.  Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card.  A return envelope with pre-paid postage is enclosed for your convenience.  Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card.  Returning your vote by proxy will not prevent you from later voting in person or via live webcast if you do come to the meeting.  Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Rodger Levenson
Chairman, President and Chief Executive Officer

(table of contents continued on following page)

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Table of Contents (continued)

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About the Annual Meeting:

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of WSFS Financial Corporation (the “Company” or “WSFS”) to be used at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be  a “hybrid” meeting held on April 23, 2020 at 4:00 p.m., with a physical location at:

WSFS Bank Place

1818 Market Street - 12th Floor

Philadelphia, PA 19103

Simultaneously, the Annual Meeting will be conducted via live webcast at:

www.virtualshareholdermeeting.com/WSFS2020

Shareholders attending the Annual Meeting via live webcast will be able to listen to the meeting live, submit questions and vote.

We intend to hold our annual meeting at, and broadcast the meeting from, the WSFS Bank Place in Philadelphia. However, we are actively monitoring the outbreak of the novel coronavirus (COVID-19) and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may continue to impose. In the event it is not possible or advisable to hold our Annual Meeting at WSFS Bank Place in Philadelphia, we will conduct our Annual Meeting solely via www.virtualshareholdermeeting.com/WSFS2020, and make an announcement to that effect as promptly as practicable. Please monitor our website at www.wsfsbank.com for updated information. If you are planning to attend our Annual Meeting at WSFS Bank Place in Philadelphia, please check the website 10 days prior to the meeting date. As always, we encourage you to vote your shares prior to our Annual Meeting.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider the following proposals: (i) The election of one director for a term ending at the 2022 Annual Meeting of Stockholders and the election of two directors for a term ending at the 2023 Annual Meeting of Stockholders, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, (iii) a non-binding advisory vote on the compensation of our named executive officers, and (iv) such other matters as may properly come before the meeting or any adjournment thereof. For information about all of our current directors and director nominees, see the sections entitled “Director Nominees” and “Other Continuing Directors and Executive Management.”

The Board of Directors recommends a vote FOR each of the three nominees for director, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and FOR the non-binding advisory vote on the compensation of our named executive officers.

Why are you sending me a proxy card?  What am I going to do with it?

To hold the Annual Meeting, we need to have present, in person, by participation through www.virtualshareholdermeeting.com/WSFS2020 or by proxy, the holders of a majority of WSFS common stock outstanding as of March 2, 2020, which is the record date to determine which stockholders will receive notice of the Annual Meeting and be entitled to vote at the Annual Meeting.  As of that date, there were 50,958,845 shares of WSFS common stock outstanding.  We are providing you with a proxy card so that your shares can be counted as present at the Annual Meeting and can be voted at the meeting even if you do not attend the Annual Meeting in person or via live webcast.

Your shares will be voted in accordance with the instructions you provide on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors; to vote for, against or abstain on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and; to vote for, against, or abstain on the  non-binding advisory vote on the compensation of our named executive officers.  If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares FOR each of the director nominees, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and FOR the non-binding advisory vote on the compensation of our named executive officers.  If you hold your WSFS common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker, or other nominee. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a voting instruction form from the institution that is the stockholder of record for their shares.

For those shares for which we have received a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the Annual Meeting.  Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares for which we hold a proxy in favor of anyone we select to be a substitute nominee.  Alternatively, we may reduce the size of the Board of Directors to eliminate the vacancy.

If I hold my shares through a broker, will my broker vote my shares without my instructions?

If you fail to instruct your broker how you want your shares voted, your broker may use discretionary authority to vote your shares only on “routine” matters.  The election of directors and the non-binding advisory vote on the compensation of our named executive officers  are not considered “routine” matters.  As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

How may I vote my shares at the Annual Meeting via webcast?

Please follow the instructions at www.virtualshareholdermeeting.com/WSFS2020 in order to vote your shares at the Annual Meeting via live webcast, whether you hold your shares of record or in street name. You will need the 16 digit control number provided on your proxy card, voting instruction form or notice.

Why did I receive more than one proxy card?

If you hold your shares of WSFS common stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?

Yes.  If you are a registered holder of WSFS common stock, you can change your vote at any time before the Annual Meeting by completing and returning a new proxy card before the Annual Meeting to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing notice in person at the meeting.  If you vote by proxy and then attend the Annual Meeting, you do not need to vote again in person unless you want to change your prior vote.  Attending the Annual Meeting will not cancel your proxy unless you vote in person at the Annual Meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your bank, broker or other nominee that is the stockholder of record for your shares in order to vote in person at the Annual Meeting.

What constitutes a “quorum” for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. We require the presence, whether in person, by participation through www.virtualshareholdermeeting.com/WSFS2020 or through the prior submission of a proxy, of the holders of WSFS common stock representing a majority of the shares outstanding and entitled to vote on the record date. Because there were 50,958,845 shares of WSFS common stock issued and outstanding as of the record date, at least 25,479,423 shares must be present or represented by proxy at the Annual Meeting for a quorum to exist.

Why will the Annual Meeting be accessible via live webcast?

We are actively monitoring the outbreak of the novel coronavirus (COVID-19) and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may continue to impose. We are hopeful that making attendance at the Annual Meeting possible via live webcast will encourage continued stockholder participation and enhance our ability to communicate with stockholders notwithstanding these events.

How can I attend the Annual Meeting via live webcast?

We will be hosting the Annual Meeting at WSFS Bank Place, 1818 Market Street, 12th Floor in Philadelphia, Pennsylvania, and simultaneously through live webcast at www.virtualshareholdermeeting.com/WSFS2020. Please use your 16 digit control number provided on your proxy card, voting instruction form or notice to enter the live webcast of the Annual Meeting. Instructions on how to attend and participate via the internet webcast, including how to demonstrate proof of common stock ownership, are posted at www.virtualshareholdermeeting.com/WSFS2020.

How many votes does a nominee need in order to be elected?

Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected.  You may vote for a nominee or you may withhold your vote for a nominee.  In a contested election, the number of seats up for election is less than the number of persons nominated.  The winning nominees are the ones who receive more votes than the other nominees.  In an uncontested election, there are enough seats up for election for all of the nominees, so all will be elected regardless of the number of votes they each receive.  In an uncontested election, it is our policy that nominees who receive a number of votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the Board of Directors and request the Board of Directors to accept or reject their resignation offer at the discretion of the Board of Directors.  The Corporate Governance and Nominating Committee of the Board of Directors will consider resignation offers and make its recommendation to the entire Board of Directors.  Our policy provides that the Board of Directors will accept or reject each director’s resignation offer within 90 days of the date the resignation offer is submitted to the Board of Directors.

How many votes do I have?

Each share of WSFS common stock is entitled to one vote.  We do, however, permit cumulative voting for the election of directors, meaning that if, for example, there are three seats up for election in a given class, if you own 100 shares, you have 300 votes to distribute among the nominees as you see fit.  You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 300 votes to a single nominee if you wish.

If you give us a proxy to vote your shares at the Annual Meeting, we will distribute your votes among the nominees as we see fit.  If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How many votes are required to approve the ratification of the independent registered public accounting firm?

The appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on the proposal to be ratified.

What are stockholders being asked to approve regarding executive compensation?

Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of WSFS Financial Corporation’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this proxy statement.”

To be approved, the advisory proposal must receive a favorable vote of a majority of the votes cast on the proposal.

Is the stockholder vote on executive compensation binding on the Company?

No, this is an advisory vote only.  Neither we, nor the Board of Directors, will be bound to take action based upon the outcome.  The Personnel and Compensation Committee (“P&C Committee”) of the Board of Directors will consider the advisory vote of the stockholders when considering executive compensation.

What is the effect of an abstention or broker non-vote?

Abstentions and broker non-votes are treated as present for quorum purposes only. They will not affect the outcome of the vote on any of the proposals.

Will members of management and the Board of Directors be at the Annual Meeting?

Yes. Our board principles and guidelines provide that directors are expected to attend annual meetings of stockholders unless they are unable to attend due to causes beyond their reasonable control. All current directors attended our 2019 annual meeting of stockholders.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the Board of Directors. We will pay the costs of soliciting proxies from our stockholders.

Can I ask questions at the Annual Meeting?

Yes. We consider the Annual Meeting an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the Annual Meeting.  This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management. While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:	WSFS Financial Corporation
Investor Relations
WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801

or:	stockholderrelations@wsfsbank.com

Stockholders may also submit questions while attending the Annual Meeting via live webcast. Please follow the instructions at www.virtualshareholdermeeting.com/WSFS2020 in order to ask questions during the Annual Meeting.

At the Annual Meeting, we will attempt to respond to as many of the questions and comments we receive as possible.  Any questions, comments and responses deemed relevant to the larger stockholder base will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders. Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Rodger Levenson, Chairman, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or to chairman@wsfsbank.com. In addition, all written communications from stockholders received by management are shared with the Board of Directors.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the Annual Meeting?

The deadline has passed for you to give us notice of a proposal to be brought before the stockholders for a vote at the 2020 Annual Meeting of Stockholders.  We expect to hold the 2021 Annual Meeting of Stockholders in April 2021 and to mail our proxy statement during March 2021.  To get your proposal on the agenda for the 2021 Annual Meeting of Stockholders, you must give us notice no earlier than November 26, 2020 and no later than December 26, 2020.  All notices of stockholder proposals should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801. For additional information, see the section entitled “Stockholder Nominations and Stockholder Proposals.”

Can I obtain copies of the proxy statement and related materials over the Internet?

Yes. Copies of this proxy statement and our Annual Report on Form 10-K (without exhibits) are available on the Internet at www.wsfsbank.com. Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form. Stockholders of record can make this election either by calling (888) WSFSBANK (or (888) 973-7226), by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at: investors.wsfsbank.com.  Stockholders may request copies of any exhibits to the Annual Report on Form 10-K through our telephone number and email address as well.   If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

PROPOSAL NUMBER 1: Election of Directors

The Board of Directors is divided into three classes and each class serves for a term of three years. Five directors have terms that expire at the 2020 Annual Meeting. The Board of Directors has nominated the following persons for membership on our Board of Directors:

For a two-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2022 (consistent with Mr. Turner’s Transition Agreement):

•                  Mr. Mark A. Turner

For a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2023:

•                  Mr. Eleuthère I. du Pont

•                  Mr. David G. Turner

Mr. Gerard P. Cuddy and Mr. Patrick Ward will retire from the Board effective April 2020 at the conclusion of our 2020 Annual Meeting and are not standing for reelection, thereby reducing the Board size to 11 directors.

The election of each nominee requires the affirmative vote of a plurality of the votes cast, meaning that the nominees who receive the greatest number of votes are elected.  Executed proxies received from holders of WSFS common stock will be voted for the election of such nominees unless marked to the contrary. All of the nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors or the number of directors will be reduced.  Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.

Biographical information about our directors, director nominees and executive officers is provided on the following page.  The listed age of each individual is as of March 2, 2020. Currently, all directors of WSFS also serve as directors of our subsidiary, Wilmington Savings Fund Society, FSB (“WSFS Bank” or “the Bank”).  Each director was selected to be a member of the Board of Directors based on his or her particular background and expertise. Immediately following the biographical information about each person director nominee and director is a description of the particular experience, skills and qualifications that were instrumental in the determination by the Corporate Governance and Nominating Committee that he or she should serve as a director. For additional information, see the section entitled “Our Director Nomination and Selection Process” and “Diversity.”

Director Nominees

Eleuthère I. du Pont, 53, has been a director of WSFS Financial Corporation since 2013.  He was appointed Lead Director in 2016. Since 2008, he has been president of the Longwood Foundation, a private foundation principally supporting charitable organizations.  He has also been a director of E.I. du Pont de Nemours and Company since 2006 (serving as an ex-officio member of the board during the merger of equals with Dow). In 2007 and 2008, he served as Senior Vice President, Operations and Chief Financial Officer of drugstore.com. Prior to that, Mr. du Pont served as President and Chief Financial Officer of Wawa, Inc., a chain of food markets in the mid-Atlantic region. He received a Bachelor of Science degree in Mechanical Engineering and a Master’s in Business Administration from Stanford University. Mr. du Pont brings significant expertise in corporate governance, accounting, finance, operations, retail, information technology and investment management to the Board of Directors.

David G. Turner, 55, has been a director of WSFS Financial Corporation since 2013. Currently, Mr. Turner serves as the Managing Partner for Financial Service for all Consulting in North America for IBM, previously serving as Vice President & Partner, Service Line Leader for North America Global Business Services after joining IBM in 2010 as Global Industry Leader, Financial Services Big Data, Analytics and Cognitive Industry Platforms in the Global Services Division. After retiring from Bank of America, in 2009, Mr. Turner founded Sovereign Partners Consulting, LLC working with key major banking clients worldwide focusing on strategy and IT consulting. Mr. Turner joined MBNA in 2003 as Senior Executive Vice President and, in the following year, was promoted to Group Executive to create their Research and Development Department. He served in various capacities with MBNA and its successor, Bank of America, through 2009 including his role as the Information Management Transformation Executive. Prior to that, Mr. Turner was Executive Vice President and President of the Gateway Companies, San Diego, California. Mr. Turner is the former Chairman of the Board of Trustees of Delaware State University, former director of the US Chamber of Commerce and an adjunct professor at several universities. He earned his B.S in Computer Science/Mathematics from Delaware State University, a Master of Sciences in MIS from Fairleigh Dickenson University and is an alumnus of the Dartmouth-Amos Tuck Executive MBA Education Program. Mr. Turner brings significant expertise in banking and financial markets with experience in the areas of product development, marketing, sales, data analytics, technology, channels and customer experience.

Mark A. Turner, 56, served as Executive Chairman of WSFS Financial Corporation and WSFS Bank from January 1, 2019 to January 1, 2020. Prior to January 1, 2019, he was President and CEO of WSFS from 2007 to 2017 and appointed as Chairman in 2017, after serving as both Chief Operating Officer and Chief Financial Officer. Currently, Mr. Turner is CEO, Chairman and Co-founder of Wing Financial Solutions, Inc., a start-up enterprise focused on developing products, services, interfaces and a marketing approach that appeals to Millennials’ banking needs and lifestyles. Prior to joining WSFS in 1996, Mr. Turner worked at CoreStates Bank, Meridian Bancorp and at the international professional services firm of KPMG, LLP.  Mr. Turner received his MBA from the Wharton School of the University of Pennsylvania, his master’s degree in Executive Leadership from the University of Nebraska-Lincoln, and his bachelor’s degree in Accounting and Management from LaSalle University. Among other executive leadership programs, Mr. Turner has studied at National Training Labs, Aspen Institute, Gallup University, Toyota University, Center for Creative Leadership, Harvard University, UC Berkeley, Stanford University and Buckley School for Public Speaking. Mr. Turner is also a frequent guest speaker at Wharton’s Executive Education programs. Mr. Turner believes being active in business, civic and community activities is integral to our goals, his growth and our performance. Among many others activities, he has served as: Chairman of the Board of Delaware Business Roundtable; a member of the U.S. Federal Reserve Board’s Advisory Council; Chairman of the Board of Delaware Bankers Association; a member of Executive Committee of the Board of Delaware State Chamber of Commerce; a member of the local Board of Teach For America, Delaware; and a founding member of Wilmington Leaders Alliance. Mr. Turner brings substantial industry, regulatory, finance, strategic planning, mergers and acquisition, executive management and governance experience, combined with familiarity with our local markets and the operations and long-term business strategy of the Company to the Board of Directors.

The Board of Directors recommends a vote FOR each of these nominees.

Other Continuing Directors and Executive Management

Other Continuing Directors:

Anat Bird, 68, has been a director of WSFS Financial Corporation since 2010. Her current term expires at the 2021 Annual Meeting of Stockholders.  Ms. Bird is President and Chief Executive Officer of SCB Forums, LTD, which she founded in 1994.  Her banking background includes being President and CEO of California Community Bancshares; Executive Vice President of Wells Fargo Bank; Group Head and Executive Vice President of Norwest Bank; Senior Executive Vice President, Chief Operating Officer and Board Member of Roosevelt Financial Group; and Managing Director in charge of Strategic Planning, Product Development and Management, the Balance Sheet Advisory Group of Marine Midland Bank.  She also founded the Financial Institutions Consulting Group at BDO Seidman.  Ms. Bird has taught Financial Markets and Institutions at the University of California at Davis and MBA courses at Temple University.  She has spoken at over 400 national and regional forums in banking and other industries. In addition to her contribution as a columnist for the American Banker, she contributes articles to other leading industry publications.  She serves on the board of directors for MidFirst Bank in Oklahoma City, Oklahoma. She also has served on the Boards of Sterling Bank (2002-2011), Sun Bancorp, Inc. (2008-2009), First Indiana Bank (2002-2007) and AmTrust Bank (2008-2009).  Ms. Bird received a BA in International Relations and an MA in International Relations and Psychology from Hebrew University in Jerusalem.  She also received an MBA in Finance from American University and a Diploma in Corporate Strategic Planning from the University of Pennsylvania’s Wharton School of Business.  Ms. Bird brings a broad range of banking experience as well as strategic planning, mergers and acquisitions, regulatory, risk, financial, and executive management experience from a national and global perspective to the Board of Directors.

Francis B. Brake, Jr., 56, has been a director of WSFS Financial Corporation in 2014. His current term expires at the 2022 Annual Meeting of Stockholders. Since 2007, he has been President and Co-Founder of Epic Research, LLC, a privately held marketing services firm with principal interests in multiple consumer-facing industries, driving marketing and product innovation in areas such as travel loyalty, consumer electronics, student lending and small business marketing. From 2000 to 2007, he served as Managing Director and Chief Marketing Officer for Juniper Bank/Barclaycard US. Prior to that, he held various positions at First USA Bank from 1994 to 2000 including Executive Vice President, Marketing. Mr. Brake serves on the Board of Directors of Smarter Agent, LLC, a privately held technology firm, The Chester Foundation and is a past director of Barclays Bank Delaware. He received a Bachelor of Arts in Government from The College of William and Mary and a Master of Business Administration from The Darden Graduate School of Business, University of Virginia. Mr. Brake brings expertise in marketing, entrepreneurship, innovation, product development, business partnerships, financial services, and executive leadership to the Board of Directors.

Karen Dougherty Buchholz, 53, was appointed as a director of WSFS Financial Corporation on March 1, 2019. Her current term expires at the 2022 Annual Meeting of Stockholders. Since 2018, Ms. Buchholz has served as Chief Diversity Officer and Senior Vice President of Administration for Comcast Corporation, one of the nation’s leading providers of entertainment, information and communications products and services. She previously served as a director of Beneficial Bancorp. Inc. (“Beneficial”) from 2014 to 2019 and as Trustee of Beneficial Bank from 2009 to 2014. Ms. Buchholz earned her undergraduate degree from Dickinson College and her master’s degree in organizational dynamics from the University of Pennsylvania. As an executive of Comcast Corporation, Ms. Buchholz provides the Board of Directors with extensive public company oversight, leadership experience, knowledge of local and national markets, and technology expertise. In addition, Ms. Buchholz is affiliated with several local civic and charitable organizations and offers the Board of Directors significant business and management level experience from a setting outside the financial services industry.

Jennifer W. Davis, 49, has been a director of WSFS Financial Corporation since 2009. Her current term expires at the 2021 Annual Meeting of Stockholders. Ms. Davis is Executive Vice President and Chief Operating Officer at the University of Virginia. Her portfolio includes the areas of finance, human resources, accounting, treasury, facilities, audit, compliance, Enterprise Risk Management, technology, public safety, and auxiliary services. Ms. Davis served as the Senior Vice President and Chief Financial Officer at George Mason University from 2013 to 2018. From 2008 to 2013, she was employed by the University of Delaware as Vice President for Finance and Administration. Prior to that, Ms. Davis served as Cabinet Secretary-Director of the Office of Management and Budget for the State of Delaware. She also served the State of Delaware as Budget Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services. Ms. Davis earned her undergraduate degree in political science and her master’s degree in policy analysis from Pennsylvania State University. Ms. Davis brings knowledge of human resources, technology, audit, finance, risk management and executive leadership expertise to the Board of Directors from both a local and national perspective.

Michael J. Donahue, 61, was appointed as a director of WSFS Financial Corporation on March 1, 2019. His current term expires at the 2021 Annual Meeting of Stockholders. Since 2015, Mr. Donahue has served as a business advisor and consultant through Donahue Consulting, Inc. He served as a trustee and then a director of Beneficial from 2015 until its merger with WSFS. Mr. Donahue is a retired partner of KPMG LLP, the global accounting and consulting firm where he held various leadership roles including Group Executive Vice President and Chief Operating Officer of KPMG Consulting (later renamed BearingPoint, NYSE: BE, NASDAQ: KCIN), the $3.6 billion consulting and systems integration firm. Mr. Donahue also served as the managing partner, technology solutions, for the global consulting business and as a member of the Board of Directors of KPMG LLP (US), KPMG Consulting KK (Japan) and as Chairman of the Supervisory Board of KPMG Consulting AG (Germany, Austria and Switzerland). While Chief Operating Officer, Mr. Donahue managed the initial public offering process and led a global expansion program, completing 34 merger and acquisition transactions which added $1.1 billion of annual revenue. Mr. Donahue has significant Board experience having served on the board of directors for a total of 19 public and private corporations. Mr. Donahue’s experience has ranged from large global company boards to emerging growth company boards. In addition to serving on the Board, since 2015, Mr. Donahue has served as an independent director of SiteSpect, a web marketing and optimization software business located in Boston. Mr. Donahue served as an independent director of Mobiquity, a privately held, Massachusetts-based mobile technology and services company, from 2014 to 2019, until it was acquired by Hexaware, Inc. Mr. Donahue provides the Board of Directors with significant technology strategy and information systems experience across a wide range of industries, and experience mergers and acquisitions at a local and national level. In addition, Mr. Donahue offers the Board of Directors significant risk management and public company oversight experience.

Christopher T. Gheysens, 48, has been a director of WSFS Financial Corporation since 2017. Since 2013, Mr. Gheysens has served as President & Chief Executive Officer of Wawa, Inc., a family- and associate-owned, privately held company. Wawa is a chain of more than 890 convenience stores located in six states and known for their fresh food and beverage and legendary customer service. Mr. Gheysens has served Wawa associates for more than twenty years and previously held the position of Chief Financial and Administrative Officer from January 2007 to December 2012, with responsibility for all financial, legal and human resource functions. Prior to joining Wawa, Mr. Gheysens worked in the audit practice at Deloitte and Touche, LLP in Philadelphia, Pennsylvania. Mr. Gheysens graduated from the Villanova University School of Business with a Bachelor of Science in Accountancy. He obtained his Master of Business Administration from Saint Joseph’s University and was a Certified Public Accountant in New Jersey. Mr. Gheysens was previously on the Board of Directors for the National Association of Convenience Stores (NACS). He also is the chairperson of the Dean’s Advisory Council for the Villanova School of Business and previously a member of the Economic and Community Advisory Committee for the Federal Reserve Bank of Philadelphia. He joined The Children’s Hospital of Philadelphia Board of Overseers in 2014 and led the formation of their first Corporate Council. He now serves as a Trustee to the Children’s Hospital of Philadelphia. Mr. Gheysens brings finance, auditing, strategic planning, retail operations, local and national market, and executive leadership expertise to the Board of Directors.

Rodger Levenson, 58, was appointed Chairman of the Board of Directors effective January 1, 2020 and has served as President and Chief Executive Officer of WSFS since January 2019. Prior to assuming this role, he was Executive Vice President and Chief Operating Officer from July 2017 to December 31, 2018, EVP and Chief Corporate Development Officer from June 2016 to July 2017, interim Executive Vice President and Chief Financial Officer from April 2015 to June 2016, and Executive Vice President and Chief Commercial Banking Officer from 2006 to April 2015. From 2003 to 2006, Mr. Levenson was Senior Vice President and Manager at Citizens Bank. He began his banking career in 1986 in Philadelphia at CoreStates Financial (now part of Wells Fargo) where he led several business units over 17 years.  An active member of the Greater Delaware Valley community, Mr. Levenson lends his experience and expertise to several local not-for-profit and public-private organizations that promote economic development, affordable housing, and access to quality education for children. His community service spans memberships on several Boards of Directors, including The Chamber of Commerce for Greater Philadelphia, Delaware State Chamber of Commerce, and the United Way of Delaware. He also serves as a member of the Delaware Business Roundtable. An Executive Board Member of The Wilmington Alliance, Mr. Levenson also champions the revitalization and economic growth of Wilmington, DE, where WSFS was founded and remains headquartered. He was the Chairman of the Delaware Bankers Association from 2014 to 2016 and served its Board from 2011-2016. Mr. Levenson received a Bachelor of Business Administration in Finance from Temple University and a Master of Business Administration from Drexel University. He has also participated in leadership development and management courses at the University of Pennsylvania Wharton School, Center for Creative Leadership, and Harvard University School of Business. Mr. Levenson brings extensive banking, finance, lending, risk management, regulatory, mergers and acquisitions, governance, executive management, and local market expertise to the Board of Directors.

Marvin N. Schoenhals, 73, was Chairman of WSFS Financial Corporation and WSFS Bank from 1992-2017 and has been a director of both since 1990. Mr. Schoenhals served as Chief Executive Officer from 1990 to 2005 and Chairman/Executive Chairman from 1992 to 2017. From 1990 to 2007, he also served as President and Chief Executive Officer. Mr. Schoenhals was a director of the Federal Home Loan Bank of Pittsburgh from 1997 to 2007, serving as their Chairman from 2005 to 2007. He was a member of the Brandywine Mutual Fund’s Board of Directors from 1995 to 2006. He served on the Board of Burris Logistics, a privately owned distributer of frozen and dry foods, from 1998 to 2016, including chairman from 2005 to 2015. Mr. Schoenhals is a former trustee and former Chairman of the Delaware Public Policy Institute. He is a former Chairman of the Delaware State Chamber of Commerce and former Chairman of the Sunday Breakfast Mission. Until 2013, Mr. Schoenhals was Chairman of Vision 2015, a Delaware coalition that created a plan to improve Delaware public education. Mr. Schoenhals received the Josiah Marvel Cup Award from the Delaware State Chamber of Commerce, presented annually to honor a Delawarean who has made an outstanding contribution to the state, community and society. In 2004, he was inducted into the Delaware Business Leaders Hall of Fame. Mr. Schoenhals received his undergraduate degree in business administration from the University of Michigan and a Master of Business Administration from the University of Pennsylvania Wharton School of Finance and Commerce. Mr. Schoenhals brings over 40 years of banking experience, finance, risk management, lending and executive management expertise to the Board of Directors.

Executive Management:

For information regarding Rodger Levenson and Mark A. Turner, see the preceding table.

Arthur J. Bacci, 60, joined WSFS as Executive Vice President and Chief Wealth Officer in April 2018. Prior to joining WSFS, Mr. Bacci was a Vice President at Principal Financial Group, a diversified global investment management firm, where he most recently served as Head of Principal’s Hong Kong business from 2013 to 2018. He joined Principal in 2002 as chief financial officer of Principal Trust Company (in Delaware). He subsequently was named CEO/President of the trust company and Principal Bank. Mr. Bacci received his BS in Finance from San Jose State and a MBA from Santa Clara University. He has also participated in leadership and management programs at the University of Pennsylvania’s Wharton School

Lisa Brubaker, 56, has served as Executive Vice President and Chief Technology Officer of WSFS Financial Corporation since May 2018. She joined WSFS in 1986 and has held a variety of leadership roles with increasing responsibilities throughout her WSFS career. Ms. Brubaker serves on the Board of the Brandywine Red Clay Alliance, a watershed conservation organization in Southeastern Pennsylvania and New Castle County, Delaware, and volunteers for the Delaware Nature Society, Girls Inc. of Delaware and the Delaware Humane Association. She is a graduate of the University of Delaware and a current Aresty Scholar at the Wharton School’s Aresty Institute of Executive Education where she is completing a Certificate of Professional Development.

Dominic C. Canuso, C.F.A., 45, joined WSFS in June 2016 as Executive Vice President and Chief Financial Officer. In 2019, he assumed executive leadership of Cash Connect®. From 2006 to 2016, he was Finance Director at Barclays’ US Credit Card Business, most recently serving as Line of Business CFO. Prior to Barclays, he was at Advanta Bank and Arthur Andersen Consulting.   Mr. Canuso earned his Bachelor of Science Degree in Finance and Executive MBA from Villanova University.  He is a charter holder and member of the Chartered Financial Analyst (CFA) Institute.

Steve Clark, 62, joined WSFS in 2002 and has served as Executive Vice President and Chief Commercial Banking Officer since May 2016. From 2002 thru 2006, Mr. Clark led and managed the establishment of the Middle Market lending unit, and in 2007 became Division Manager of the Business Banking and Middle Market Divisions. Prior to 2002, he spent 23 years in various commercial banking positions at PNC Bank and its predecessor companies.  Mr. Clark received his MBA in Finance from Widener University and his Bachelor of Science Degree in Business Administration (Marketing) from the University of Delaware.

Peggy H. Eddens, 64, has been Executive Vice President, Chief Associate and Customer Experience Officer for WSFS Bank since 2007.  From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank in Butler, PA.  Prior to that, she held several leadership positions with Mellon Bank and Citizens Bank.  Mrs. Eddens received a Bachelor of Science in Business Administration from Robert Morris University and a Master of Science in Human Resource Management from LaRoche College.

Paul S. Greenplate, 61, has been Executive Vice President and Chief Risk Officer since April 2017.  Mr. Greenplate joined WSFS in 1999 and prior to his leadership role in the Risk Division, he served as Senior Vice President and Treasurer.  As Chief Risk Officer, Mr. Greenplate oversees all independent Risk Management functions including, Credit Risk Management, Real Estate Services, Asset Recovery, Enterprise Risk Management, Legal, Internal Audit, Loan Review and Regulatory Compliance. Mr. Greenplate graduated from the University of Delaware with a Bachelor of Science in Economics.

Patrick J. Ward, 64, has been Executive Vice President, Pennsylvania Market President of WSFS Bank since 2016. He joined our Board of Directors in 2016, and is not standing for reelection at the 2020 Annual Meeting of Stockholders.  Mr. Ward has over 32 years of banking industry experience, previously serving as Chairman and Chief Executive Officer of Penn Liberty Bank, Executive Vice President of Citizens Bank of Pennsylvania and President and Chief Executive of Commonwealth Bancorp, Inc., the holding company for Commonwealth Bank from 1992 until its acquisition by Citizens Bank in January 2003, after joining Commonwealth in 1992 as Senior Vice President and Chief Financial Officer. Mr. Ward is a graduate of Carnegie Mellon University with a Bachelor of Science degree in economics and earned an MBA from the University of Notre Dame.

Richard M. Wright, 67, has been Executive Vice President and Chief Retail Banking Officer for WSFS Bank since 2006.  From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA. Mr. Wright received a Bachelor of Arts in Marketing and Economics from California State University, Fullerton and a Master’s in Business Administration from the University of Southern California.

CORPORATE GOVERNANCE

This year, for the eighth year in a row, our Board of Directors addressed stockholders through their letter, “A View from the Boardroom”, included in our Annual Report and available on our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About” and click on “Corporate Governance” on the right side of our web page, then click on “2019 Annual Report”).  This letter provides additional insight on corporate governance and key philosophies that guide the Board of Directors’ oversight of the Company.

Board Principles and Guidelines

In addition to directives laid out through the various committee charters, the Board of Directors has adopted a set of principles and guidelines, which guide the actions and direction of the Board of Directors.  The Corporate Governance and Nominating Committee reviews these principles and guidelines at least annually, and all changes must be approved by a majority vote from the Board. A full copy of the Board Principles and Guidelines are available on the Company’s website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Board of Directors’ Mission

The Board of Directors is committed to being a high-performance board and to providing oversight and accountability for management.  The Board of Directors recognizes it must exercise its fiduciary duty to act in the best interest of WSFS and all of its stockholders while also recognizing its responsibilities to the Company’s regulators.  The Board of Directors also recognizes its responsibilities to the Customers and Associates of WSFS, as well as the communities in which WSFS operates.

The Board of Directors is responsible for working with management to establish the strategic priorities of the Company.  Within the current strategic priorities, the Board of Directors must establish the appropriate “tone at the top” regarding the Company’s core principles:

•                  Operating with the highest ethical values;

•                  Focusing on performance over the long term;

•                  Maintaining a culture that encourages actively engaged Associates;

•                  The truth of the brand, “We Stand For Service;” and;

•                  Earning the right to remain independent.

Annually, the Board of Directors conducts a self-evaluation to assess the performance of the Board of Directors, evaluating the members of the Board of Directors collectively and individually.  In most years, this is a self-directed process; however, every third year, the Board engages a third-party consultant to conduct the evaluation, which provides an outside global perspective and insights on the performance and functioning of the Board of Directors.  This third-party evaluation occurred in 2018 as part of the every third year cycle.

The Board’s primary responsibilities are to:

•                  Select, employ, motivate, set compensation for and regularly evaluate a highly qualified President and Chief Executive Officer when appropriate;

•                  In conjunction with Management; and, as appropriate, help set sound strategic direction and hold the company accountable to that;

•                  Ensure that an effective internal control system is established and maintained and oversee senior management’s implementation of such system;

•                  Establish appropriate policies for WSFS’ safe and sound management, including regulatory compliance and risk identification and management;

•                  Review regularly the effectiveness of the Board corporate governance structure and the performance of the Board;

•                  Assure that governance and performance of WSFS are appropriately transparent to its Associates, stockholders, regulators and customers;

•                  Recognize and honor the need for confidentiality in all aspects of Board deliberations; and

•                  Encourage dialogue and even disagreement, while ultimately respecting the opinions and perspective of each person and the decision and decision-making process of the full Board.

Our Director Nomination and Selection Process

We believe it is important to have a strong Board of Directors comprised of a majority of independent directors that is accountable to our stockholders.  The Corporate Governance and Nominating Committee is responsible for identifying qualified individuals as candidates for membership on the Board of Directors.  The Corporate Governance and Nominating Committee considers the Board’s current makeup to assure director candidates possess a wide range of leadership accomplishments; skills, knowledge and experience sought by the Board; cultural fit and diversity. The Board of Directors believes directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage.  A candidate’s breadth of knowledge and experience should also enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution.  The Board aims to establish diverse perspectives, experiences, and backgrounds, such as geographic, age, gender, race and ethnicity in all decisions. The Board evaluates candidates who achieved prominence in their fields and ideally possess strong management experience.

We believe that one of the most important responsibilities of a high-performing Board of Directors is ensuring that it actively plans for and accomplishes its own succession. Our Board actively participates in the succession planning process by reviewing the board structure and board needs annually or more as the need arises, so that we continue to build a diverse Board with expertise and talents that will continue to contribute to the success of WSFS.

The Corporate Governance and Nominating Committee solicits recommendations from our officers and directors, and also considers and evaluates any candidates recommended by our stockholders. The candidates are then evaluated against the anticipated skills and experience needed on the Board of Directors.

In the past, it had not been our practice to pay fees to any third party to identify potential director nominees.  However, due to our growth in size and sophistication, beginning in 2018, we engaged a third party firm to assist in identifying future nominees.  In addition, we use a consultant to assist with evaluating, interviewing and performing reference checks on potential nominees to the Board of Directors. Our consultant receives compensation for this service depending on the parameters of the research and the number of nominees.

Stockholder Nominations and Stockholder Proposals

To be considered in the Corporate Governance and Nominating Committee’s selection of nominees for the Board of Directors for the 2021 Annual Meeting of Stockholders, recommendations or other proposals requested by stockholders must be received by us in writing no earlier than November 26, 2020 and no later than December 26, 2020.

As required by our Bylaws, a recommendation for nomination must  provide the following information for each person the stockholder proposes to recommend as a nominee to the Board: (1) the name and age of such person; (2) any information required to be disclosed in solicitations of proxies with respect to nominees for election of directors by Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules and regulations (including the written consent of the person proposed as a director nominee); (3) a description of all direct and indirect compensation, economic interests and other material monetary arrangements during the past three years, and any other material relationships, between or among such stockholder and each recommended nominee, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination were the “registrant” for purposes of such rule and the recommended nominee were a director or executive officer of such registrant; (4) a description of all relationships between the proposed nominee and the recommending stockholder, and of any agreements, arrangements and understandings between the recommending stockholder and the recommended nominee regarding the nomination; and (5) a description of all relationships between the recommended nominee and any of the Company’s competitors, customers, suppliers, labor unions and any other persons with special interests regarding the Company.

For any proposals other than a recommendation for director nomination, our Bylaws require such proposal include: (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (ii) a description of all contracts, arrangements, understandings and relationships between such stockholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal and (iii) the text of the proposal (including the text of any resolutions proposed for consideration).

In addition, our Bylaws require such a recommendation for nomination or proposal to provide specified information with respect to the stockholder recommending a nominee, as well as the beneficial owner, if any, on whose behalf the recommendation for nomination is made.  Such information includes, among other things:

1.              the name, address and telephone number of such stockholder, and the name, address and telephone number of such beneficial owner;

2.

A.            the class or series and number of shares of the Company owned of record by such stockholder and  beneficially by such beneficial owner and the time period such shares have been held,

B.            any derivative instruments with respect to Company shares owned by such stockholder or beneficial owner,

C.            any proxy or similar arrangement pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company or has granted any such right to any person or persons,

D.            any short interest in any security of the Company, and

E.             any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and related rules and regulations.

Such notice must also contain certain representations by the stockholder and beneficial owner, as well as certain other information as provided in the Bylaws.

For additional details regarding the requirements with respect to such notices, please see our Amended and Restated Bylaws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2014.

Director Independence

Consistent with Nasdaq Stock Market (“Nasdaq”) director independence listing standards, our Board of Directors carefully evaluates any circumstances, transactions or relationships that we believe could have an impact on whether or not the members of our Board of Directors are independent of us and our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

The Board of Directors has determined that other than  Mr. Levenson, Mr. Schoenhals, and Mr. M. Turner, all of our current directors are independent under Nasdaq’s director independence listing standards. Mr. Schoenhals is not an independent director because he was a WSFS executive until November 2009 and was compensated as a consultant until November 2011.  Mr. M. Turner is not an independent director because he was a WSFS executive until December 2018 and the Executive Chairman of the Board in 2019. Mr. Levenson is not considered independent because he is an executive officer of the Company.

Executive Sessions

Our independent directors have the opportunity to meet in executive session at each Board committee meeting and each Board of Directors meeting without non-independent directors or management present.  These sessions are presided over by the Lead Independent Director and include discussions about CEO performance, compensation for non-independent directors, and other relevant Board/Committee matters. In addition, at least twice per year, independent directors have regularly scheduled meetings at which only independent directors are present and all independent directors are able to request additional independent directors’ sessions or meetings throughout the year.

Director Service on Other Boards

Our directors do not serve on the boards of other public companies if the service impedes the director’s ability to effectively serve on WSFS’ Board or creates any potential material conflicts. Directors need written approval from the Board before serving on the boards of other public companies. Including the WSFS Board, no director may serve on the boards of more than three public companies or no more than two public companies for a Board member who is also the CEO. Any such service shall be subject to any required regulatory approval or waivers.

Board of Directors Leadership Structure

The leadership of our Board of Directors is comprised of: (i) our Chairman, (ii) our Lead Independent Director, and (iii) Committee Chairs. The Board determines whether the Chairman and Chief Executive Officer roles will be held by the same person based on what is in the best interests of the Company and its stockholders at a given point in time, the leadership qualities and experience of the individual, and the composition of the Board. The Board also recognizes the need for strong independent perspectives. Therefore, when the Chairman and CEO roles are combined, the Board requires that the appointment of the Lead Independent Director be approved by a majority vote from all independent directors. The Board reviews its leadership structure annually.

Effective January 1, 2020, Mark A. Turner stepped down as Executive Chairman of the Board of Directors. Concurrently, Rodger Levenson, WSFS’ President and Chief Executive Officer, was elected by the Board of Directors to serve as Chairman. At the time of the transition, the Board considered whether to combine the roles of Chairman and CEO, and ultimately determined that a combined role was the best way to implement WSFS’ strategic plan. Furthermore, the Board also considered the continued integration following its merger with Beneficial and the technological evolution of WSFS and determined that, during this period of change, a single point of leadership was in the best interests of WSFS. Mr. Levenson’s election reflects his strategic vision and leadership of WSFS through a period of strong performance and highly disciplined growth. Mr. M. Turner has been re-nominated by the Board for a two-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2022. Eleuthère I. du Pont will continue to serve as Lead Independent Director.

Rodger Levenson was elected Chairman of the Board of Directors effective January 1, 2020. and has served as our President and Chief Executive Officer since January 2019.  He was elected Chairman because of his unique experience and extensive  knowledge of WSFS and local markets, leadership qualities, business acumen and standing in the community.

Responsibilities of the Chairman include:

•                  Participate in other Committees of the Board in an advisory manner as determined by the Board;

•                  Recommend the appointment of Committee Chairs and Committee members of the Board after consultation with Directors, management and the Governance Committee;

•                  Ensure rotation on Committee assignments, especially Chairs;

•                  Determine the date, time and location as well as develop the agenda of the Annual Meeting of Stockholders;

•                  Chair meetings of Stockholders;

•                  Community relations/representation; and

•                  Take an active role communicating with stockholders on board level matters.

The responsibilities of the President and CEO include:

•                  Having general power over the strategic planning, management and oversight of the administration and operation of the Company’s business, and general supervisory power and authority over its policies and affairs;

•                  Ensuring all orders and resolutions of the Board of Directors and any committee are carried into effect; and

•                  With the Lead Director, helping to set Board of Directors agendas and providing input for committee meeting agendas.

Eleuthère I. du Pont has been our Lead Director since August 2016.  He is an independent director and has been designated by our Board of Directors to lead the Board of Directors in fulfilling its duties effectively, efficiently and independently of management.

The responsibilities of the Lead Director include:

•                  Preside at meetings of the Board at which the Chairman is not present, including executive sessions;

•                  Serve as a liaison between the Chairman and the independent directors;

•                  Ensure that independent directors have adequate opportunities to meet to discuss issues without management present, and to provide feedback to management;

•                  Exercise authority to call meetings of the independent directors;

•                  Provide input to the CEO and Chair on preparation of agendas for Board and Committee meetings;

•                  Approve meeting agendas and preview information to be provided to the Board;

•                  Ensure delegated committee functions are carried out and reported to the Board, including CEO performance assessment, CEO and Board succession planning, and strategic planning;

•                  Regularly assess the effectiveness of the Board and its Committees, including oversight of the annual Board self-evaluation process;

•                  Review Board minutes for accuracy; and

•                  Be available, as requested, for consultation and/or direct communication with major stockholders.

Our Chairman and Lead Director are jointly responsible for certain important Board functions as follows:

•                  Act as a liaison between management and the Board;

•                  Ensure that the Board works as a cohesive team and help to resolve any conflicts;

•                  Ensure that the Board has adequate resources, especially by way of full, timely and relevant information to support its decision-making;

•                  Ensure Board members receive appropriate continuing education both from within the Company and from outside sources;

•                  Ensure new Directors receive adequate orientation about their roles and responsibilities, the Company’s organization, business and the industry;

•                  Meet with Board members to determine their continued commitment to the Board and interest in continuing to serve on the Board;

•                  Ensure a process is in place to monitor legislation and best practices which relate to the responsibilities of the Board;

•                  Encourage Board members to refer new business opportunities to the Company;

•                  Recommend to the Board and Board Committees the retention of advisers and consultants who report directly to the Board; and

•                  Ensure that Committee members have appropriate input to the proxy statement relating to their Committees.

Our Committee Chairs, as governed by their individual Committee charters, are responsible for the development, management, effective performance of their individual Committees, and to provide leadership to the Board of Directors regarding all aspects related to their Committee’s work.

Each Director has certain responsibilities, which include:

•                  Have basic knowledge of the banking industry, financial regulatory system, and laws and regulations that govern the Company’s operation;

•                  Have a background, knowledge, and experience in business or another discipline to facilitate Company oversight;

•                  Be willing and able to exercise independent judgment and provide credible challenge to management’s decisions and recommendations;

•                  Accept fiduciary duties and obligations, including a firm commitment to put the Company’s interests ahead of personal interests and to avoid conflicts of interest;

•                  Have a firm commitment to regularly attend and be prepared for board and committee meetings;

•                  Have knowledge of the communities that the Company serves; and

•                  Assist, as appropriate, with the development of new business.

Board Refreshment Philosophy

WSFS has no mandatory age or tenure limits for Board members. Instead, each year we actively evaluate the efficacy of the entire Board and individual members. The goal is the continual refreshment of the Board and a rough balancing of shorter-tenured members (approximately less than 6 years, or two 3-year terms), medium-tenured members (between approximately 6 and 12 years, or between two and four 3-year terms), and longer-tenured members (approximately more than 12 years, or four 3-year terms). In all cases, individual directors are evaluated on their fit to strategy and culture, preparation, professionalism, and their likely ability to complement the rest of the directorate and make meaningful contributions to the Board for the next cycle. As a result, directors of any tenure may volunteer or can be asked to retire, not stand for re-election, or even relinquish their seats early to serve the greater needs of the Board and the Company.

Board Size

Upon expiration of Mr. Cuddy’s and Mr. Ward’s terms at the 2020 Annual Meeting, the WSFS Board will be comprised of 11 members. After a thorough review of the correlation between the size of a board of directors and its effectiveness, the Board of Directors concluded that relatively smaller boards (while still of ample size and diversity) are generally more effective than relatively larger boards. The Board also believes that a relatively smaller board of directors sets the organizational tone for a lower internal cost structure in an industry that is continuously challenged by growing cost burdens and significant pricing competition, and fits with one of our key strategic advantages, namely, faster and more entrepreneurial decision-making. While the expiration of each of Messrs. Cuddy and Ward’s terms will bring the Board size to within the ultimate desired range, our continual refreshment of the Board membership may result in short-term increases above what the Board has identified as the optimal long-term size range, which is 10 to 12 directors.

Term Limits

The Board does not believe in setting term limits for directors because directors who still meet the qualifications for Board membership and still possess industry knowledge and expertise are valuable to WSFS and the Board. Each Board member understands that the rest of the Board will actively consider his or her reappointment at the end of his or her current term. Through this performance-based process, the Board will ensure it retains active, independent, and knowledgeable directors who retain a collegial perspective. In addition, directors will be assessed annually to ensure they still meet the qualifications for Board membership.

Diversity

The Board of Directors takes a broad and thoughtful view of diversity, believing that it must understand the diversity of the Bank’s Associates, customers and the communities served and that our Board itself should reflect that diversity. In addition to gender and ethnic diversity, the Board also recognizes the value of diversity in background, education, culture and experience, generations, geographies, faiths, career experiences, individual talents, and Board tenure, among others. We strive to achieve diversity among our Board members that mirrors our current marketplace and our desired markets. As we have become a larger organization with broader reach, this naturally includes better reflecting U.S. society as a whole. Our Corporate Governance and Nominating Committee implements this philosophy as part of its nomination process and assesses its implementation during both the nomination process and as part of the Corporate Governance and Nominating Committee’s self-assessment process.

Board Skills, Knowledge, and Experience

We engaged a third party firm in 2018 to assist in identifying future Board candidates and to help build a more diverse Board with the appropriate expertise and talents that will continue to contribute to the success of WSFS. The following matrix summarizes the tenure and select key skills, knowledge, and experience of the Board’s continuing members. We believe these are the appropriate areas to measure because they align with our business model and our strategic plan. We combine a strong local presence in our core geographic markets with national capabilities and global reach. Our growth strategy includes both organic and acquisition growth, and improving our overall customer experience through innovation and leveraging new technologies.

Director	Tenure on Board (Years)	Banking/Financial Services Industry	Executive Leadership	Finance & Accounting	Regulatory/ Risk Mgmt.	Technology	Local Market	National/Global	M&A
Anat Bird	10	✓	✓	✓	✓			✓	✓
Karen D. Buchholz	2		✓			✓	✓	✓
Francis “Ben” Brake	6	✓	✓			✓	✓	✓
Jennifer W. Davis	11		✓	✓	✓	✓	✓	✓
Michael J. Donahue	2		✓	✓	✓	✓	✓	✓	✓
Eleuthère I. du Pont	7		✓	✓		✓	✓
Christopher T. Gheysens	3		✓	✓	✓		✓	✓
Rodger Levenson	2	✓	✓	✓	✓		✓		✓
Marvin N. Schoenhals	28	✓	✓	✓	✓		✓		✓
David G. Turner	7	✓	✓			✓	✓	✓
Mark A. Turner	13	✓	✓	✓	✓		✓		✓

Onboarding and Continuing Education

Upon election to the Board, all new directors are required to participate in a comprehensive orientation program aimed at familiarizing them with WSFS’ industry, strategic plans, significant risk management issues, director compliance issues and financial standing. New directors are assigned a board mentor to assist them with acclimating to WSFS.  Further, each director is strongly encouraged to participate in continuing education throughout their tenure as a director. Executive management may prepare educational programs for directors on relevant WSFS matters during Board meetings and other briefings. Additional educational programs for committee members are undertaken as necessary.

Board of Directors Role in Risk Oversight

The Board of Directors is responsible for the oversight of the management of our risk exposures to help ensure that the Company is operating within the Board approved risk appetites. The Board of Directors is actively involved in the Strategic Planning process and oversight of our Enterprise Risk Management (“ERM”) function. Comprehensive discussions regarding our appetite for risk and our risk exposures are held with the Board of Directors and Executive Management.  As a result of this involvement, the Board of Directors has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards. The Board of Directors oversees and reviews management’s implementation of systems to manage these risks.  The risk management system is designed to inform the Board of Directors of material risks and create an appropriate enterprise-wide culture of risk awareness. The Board of Directors periodically receives reports and other information on areas of material risk to the Company, including credit, liquidity, market/interest rate, compliance, operational, technology, cybersecurity, strategic, financial and reputational risks, and these reports enable the Board of Directors to understand the risk identification, risk management and risk mitigation strategies employed by Management and the ERM function.

The ERM function assists management by establishing a unified and strategic approach to identifying and managing current and future risks. ERM helps monitor, measure, manage and report these risks while continually evaluating our risk/reward dynamic.

The ERM activities include:

•                  Conduct an Enterprise Risk Assessment Summary (“RAS”) in accordance with the Office of the Comptroller of the Currency’s RAS matrix and industry best practices and update the RAS three times per year;

•                  Establish Board-approved risk appetite statements and key risk indicators by major risk area;

•                  Monitor risk metrics (“Key Risk Indicators” or “KRIs”) and report to Executive Management and the Board of Directors three times per year;

•                  Oversee model risk management;

•                  Ensure that stress testing and contingency planning on critical business risks are performed;

•                  Key involvement with significant new products, services or activities, as well as conduct resolution and “lessons learned” on major risk events, as needed; and

•                  Continual learning on emerging risks and risk management best practices.

Each committee of the Board of Directors has a role in risk oversight as described in greater detail below in the description of each committee’s role and responsibilities.

The Audit Committee is responsible for, among other things, the following:

•                  Review, with management, the quarterly and annual financial statements including major issues regarding accounting and auditing principles and practices;

•                  Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•                  Periodically review, with management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•                  Monitor the independence of the public accounting firm;

•                  Ensure Audit Committee members have unrestricted access to the independent accountants (without management present) to review and discuss financial or other matters;

•                  Review and approve the audit plan of the independent accountants and our internal audit department;

•                  Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;

•                  Determine that no management restrictions are being placed upon either the internal or external auditors;

•                  Review the adequacy of internal controls and management’s handling of identified Sarbanes-Oxley material weaknesses and other control deficiencies in the internal controls over financial reporting, and compliance with laws and regulations;

•                  Review reports issued by outside consultants regarding internal control;

•                  Review quarterly reports issued by our internal Loan Review Department including reports issued by outside consultants regarding quality control reviews of the internal Loan Review Department;

•                  Review periodic written reports regarding regulatory compliance and in-house counsel activities;

•                  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including procedures for the confidential, anonymous submission by Associates of concerns regarding questionable accounting, internal control or auditing matters;

•                  Ensure that members of the Audit Committee have the expertise required by regulation;

•                  Ensure that the Audit Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties;

•                  Review all regulatory reports, including examination reports and comment letters received from the Securities and Exchange Commission, and monitor management’s response; and

•                  Review and approve the Information Data Security Policy and the Allowance for Loan and Lease Policy, annually.

The Chair of the Audit Committee provides reports to the Board of Directors on these items, as needed.  In addition, senior managers from each of our risk areas provide reports, as needed, to the Board of Directors.  These areas include Investments, Accounting, Auditing, Credit, Human Capital Management, Operations and Technology, Trust and Wealth Management and Retail Operations.

The P&C Committee oversees the executive compensation programs, and reviews and approves an annual report on executive compensation and Associate incentive compensation plans prepared by our risk officers. The purpose of this review is to: (1) determine that executive officer compensation plans do not encourage those executive officers to take actions that pose an unnecessary and excessive risk that would threaten our value, and (2) determine that Associate incentive compensation plans do not unnecessarily expose us to risks or encourage the manipulation of reported earnings to enhance the compensation of Associates. The P&C Committee is also responsible for overseeing management’s implementation of compensation programs that comply with applicable regulatory guidance and requirements. During 2019, the P&C Committee reviewed these reports prepared by our risk officers and determined that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Committees of the Board of Directors

The Board has established three core committees: the Corporate Governance and Nominating Committee, the Audit Committee, and the Personnel & Compensation Committee. In addition, WSFS has established an Executive Committee, a Corporate Development Committee and, for WSFS Bank only, a Trust Committee and a Trust Audit Committee. Further, in November 2018, due to the announcement of the Beneficial merger and our concurrent delivery transformation strategy, WSFS established the Integration and Delivery Transformation Subcommittee, which is a subcommittee of the Corporate Development Committee. The Audit Committee, Personnel & Compensation Committee and the Corporate Governance and Nominating Committee are required to be comprised solely of independent directors. All committees of the Board should have a majority of independent directors.  The Board has the authority to establish or eliminate existing committees, and the committee structure is reviewed annually by the Corporate Governance and Nominating Committee. Each committee of the Board has the authority and responsibilities set forth in WSFS’ Bylaws, the Board resolutions, and any applicable charter. Each committee has a written charter that sets forth the purposes and responsibilities of the committee as well as qualifications for committee membership. All committees must be comprised of at least three directors, and directors may serve on more than one committee. All committees must give regular reports to the Board with details of their activities.

The Corporate Governance and Nominating Committee makes recommendations to the Board for appointments to the Board committees. The Board makes a final appointment after a majority decision is reached. The Board also designates the Chair and alternate standing committee members. Generally, independent directors should serve on a balanced number of committees. All directors should rotate and serve on all committees (except that non-independent directors may not sit on the Corporate Governance and Nominating Committee, the Audit Committee, and the Personnel & Compensation Committee), including at least one to two years on Executive Committee. However, the Corporate Governance and Nominating Committee may rotate standing committee members periodically to expand upon a director’s experience and interests or to further a committee’s continuity and needs.  Committee members should serve no more than seven consecutive years on a particular committee.

Each committee elects its Chair, in a process overseen by the Corporate Governance and Nominating Committee.  Committee Chairs are responsible for leading committee meetings and reporting all relevant activities to the Board. Committee Chairs determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter and develop the agenda for each committee meeting. Committee Chairs should serve for no more than six years. Each Committee, in concert with the Chair and Lead Independent Director, should plan for Chair rotation and replacement several years in advance in order to groom successors.  Committee Chairs should be included in deliberations regarding proposed new and concluding committee members and in planning for future Chairs.

The following chart shows the current committee membership and the number of meetings each committee held in 2019.

Director	Executive Committee	Corporate Governance and Nominating Committee	Audit Committee	Personnel and Compensation Committee	Trust Committee(1)	Trust Audit Committee(1)	Corporate Development Committee	Integration and Delivery Transformation Subcommittee
Anat Bird	✓				✓		✓	✓
Francis “Ben” Brake				✓	C		✓	C
Karen D. Buchholz				✓			✓
Jennifer W. Davis		✓		✓
Michael J. Donahue			✓		✓	✓	✓
Eleuthère I. du Pont	✓	C	✓		✓	✓	✓
Christopher T. Gheysens	✓		C	✓		C	✓	✓
Rodger Levenson(2)	✓						C	✓
Marvin N. Schoenhals(2)	✓						✓
David G. Turner		✓	✓	C		✓		✓
Mark A. Turner(2)	C				✓		✓	✓
Patrick J. Ward(2)	✓				✓		✓
2019 Meetings (#)	27	4	8	5	6	4	4	12

C=         Chair

(1)         The Trust Committee and Trust Audit Committee are committees of the Bank Board.

(2)         During 2019, Mr. Levenson, Mr. Schoenhals, Mr. M. Turner and Mr. Ward routinely attended Corporate Governance and Nominating, Audit, Trust Audit, and P&C Committee meetings at the discretion and invitation of the Committee Chairs for the purpose of providing their institutional knowledge and insight. They did not attend executive sessions or discussions that are personally sensitive to themselves, and do not have voting rights.

Executive Committee

The Executive Committee is charged with exercising the powers of the Board of Directors when the Board is not in session.  Additionally, the Executive Committee has regular responsibilities related to risk management and meets twice a month to review routine items such as large lending relationships needing the approval of the Board of Directors, summary credit quality reports, and to review and approve for submission to the Board of Directors for its approval the majority of all policies.  Management also provides the Committee with regular updates on capital planning, including stress testing, to ascertain the Bank’s ability to withstand adverse economic developments.

Another important role of the Executive Committee is to review and approve any transactions with insiders.  Under our written policy, the Executive Committee reviews and approves all insider loans or lending relationships.  Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting.  All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee responsibilities include recommending to the Board the corporate governance guidelines and policies applicable to the Company, identifying, evaluating and recommending qualified individuals as nominees for election or re-election to the Board and its committees, reviewing Board compensation, overseeing the evaluation of the Board and management, and actively managing Board succession to ensure the continued future leadership of the Company. Each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of Nasdaq. A copy of the Corporate Governance and Nominating Committee Charter as well as our other corporate governance documents can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About” and click on “Corporate Governance”).

Audit Committee

Each member of the Audit Committee is “independent” as defined in the listing standards of Nasdaq and also meets the independence criteria set forth in Rule 10A-3 under the Exchange Act. Christopher T. Gheysens meets the SEC’s definition of financial expert for the Audit Committee. For bank regulatory purposes, David G. Turner is also considered a banking and financial expert. A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About” and click on “Corporate Governance”).

The Audit Committee’s role and responsibilities include the following:

•                  Oversee the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements;

•                  Review examination reports from federal regulatory agencies as well as reports from internal auditors and from the independent registered public accounting firm;

•                  Meet quarterly with the head of the Internal Loan Review Department to review assessments of loan risk ratings and credit administration, as well as the head of the Internal Audit Department, the head of the Compliance Department, and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release;

•                  Provide oversight to our regulatory compliance activities and our compliance officer who reports directly to the executive in charge of risk;

•                  Review reports of significant litigation matters;

•                  Review the annual risk assessment and other reports (such as Suspicious Activity Reports, Associate Hotline Reports) issued regarding our risk management activities;

•                  Meet annually to review our internal control risk analysis and associated internal audit plan;

•                  Review the process for the selection of the Company’s lead external audit partner pursuant to the rotation policy (five years) that involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion with the full Audit Committee and with members of management; and

•                  Approve the selection of the independent registered public accounting firm and recommend their appointment to the full Board of Directors.

The members of our Audit Committee also serve as members of the Bank’s Trust Audit Committee, which provides oversight of the financial accounting and internal control aspects of our Trust and Wealth management initiatives. The Trust Audit Committee met four times during 2019.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures: Each year in connection with the execution of the audit engagement letter, the Audit Committee pre-approves a retainer for additional services that are either audit or audit-related in nature. These additional services may not exceed 5% of the annual audit fee amount. For any additional audit or audit-related services to be provided by the independent registered public accounting firm that were not pre-approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chair of the Audit Committee can provide pre-approval of the services. For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre-approval of the entire Audit Committee is required.  In addition, a retainer for tax consulting services is pre-approved by the Audit Committee. Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure.  All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2019 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG LLP performed services for us.

All of the services listed below for 2019 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures above. The Audit Committee has determined that the non-audit services performed during 2019 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees. The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2019 and 2018 were $2,100,726 and $1,114,047, respectively.

Audit Related Fees. The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2019 and 2018 were $66,466 and $30,462, respectively.

Tax Fees. The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2019 and 2018 were $201,313 and $84,550, respectively.

All Other Fees. There were no fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for the years ended December 31, 2019 and 2018.

Audit Committee Report

The Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•                  Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019;

•                  Discussed with the Company’s independent registered public accounting firm the matters required to be discussed under relevant guidance of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301 - Communications with Audit Committees; and

•                  Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The Audit Committee comprised of Christopher T. Gheysens, David G. Turner, Eleuthère I. du Pont and Francis B. Brake, Jr. has provided this report.

Personnel and Compensation Committee

The P&C Committee provides oversight and guidance with respect to personnel and compensation policies and practices. The Committee provides oversight to Company management to enable the Company to create and maintain competitive programs which attract, develop, motivate, rewards and retain Associates committed to superior performance and the highest professional and ethical standards. The Committee is also responsible for ensuring that personnel and compensation policies support the Company’s strategic mission and comply with all applicable legal and regulatory requirements. Among other responsibilities, the P&C Committee has the authority to approve the compensation for all executive officers other than the CEO. The Committee reviews and makes recommendations to the Board with respect to the CEO’s compensation. The CEO is not present during the deliberations or voting on his compensation by the P&C Committee. In its evaluation and recommendations of executive compensation, the P&C Committee looks to the Company’s overall strategy and the results on the most recent “Say on Pay.” The Committee also reviews the Compensation Discussion and Analysis (“CD&A”), the compensation risk assessment and the Compensation Committee report and recommends to the Board their approval and inclusion in this proxy.

Our Board of Directors has determined that the members of our P&C Committee are “independent” as defined by the listing standards of Nasdaq.  In addition, the members of the P&C Committee each qualify as independent under Rule 10C-1 under the Exchange Act.  A copy of the P&C Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Compensation Committee Internal Interlocks and Insider Participation

No member of our P&C Committee is, or formerly was, an officer or Associate of ours. During 2019, none of our executive officers served on the P&C Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our P&C Committee or Board of Directors.

Trust Committee

The Trust Committee is a Bank board committee that is comprised of members of the Board of Directors of the Bank. It provides oversight of our trust and investment activities provided by Christiana Trust, the trust division of the Bank. A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The primary goal of the Trust Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities regarding trust activities. The Trust Committee does the following:

•                  Oversees Christiana Trust in providing trust administration and investment management services;

•                  Adopts appropriate policies and procedures to be observed in offering such services;

•                  Enforces sound risk management practices calculated to minimize risk of loss to WSFS Bank and its customers; and

•                  Reports to the Board of Directors on the activities of Christiana Trust in the conduct of its business.

In addition, the Trust Committee’s roles and responsibilities include the following:

•                  Adopt and review administrative policies and procedures to be observed in the administration of trust and investment management accounts;

•                  Appoint sub-committees to oversee specific regulatory functions of Christiana Trust, such sub-committees to include Investment Management Committee, Trust Management Committee and Monarch Entity Service Committee;

•                  Oversee the acceptance of new business; the investment standards applicable to each account; discretionary distributions of trust funds; termination of accounts; Associate qualifications and training; compliance with all WSFS and regulatory mandates; and adoption and application of fee schedules;

•                  Report to the Board all instances in which litigation is either initiated or threatened;

•                  Make regular reports to the Board; and

•                  Review and reassess the adequacy of the Committee’s Charter annually and recommend any proposed changes to the Board for Approval. The Committee annually reviews its own performance.

Corporate Development Committee

The Corporate Development Committee assists the Board of Directors and management in reviewing and assessing potential acquisitions, strategic investments, joint ventures and divestitures. It meets as frequently as necessary, but at least four times annually. A copy of the Corporate Development Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

As part of its ongoing activities, the Corporate Development Committee responsibilities and duties include the following:

•                  Review and provide guidance to management and the Board with respect to the Company’s transaction strategies;

•                  Provide advice to management in connection with the identification and evaluation of transactions, and the engagement of counsel and advisors;

•                  Authorize management to execute binding and non-binding offers, proposals, letters of intent, definitive agreements and similar offers and documents with respect to proposed transactions. Any such authorization shall be promptly reported to the entire Board of Directors of the Company at no later than the next full Board meeting;

•                  Provide advice regarding management’s due diligence and integration efforts with respect to proposed transactions and review summary due diligence results;

•                  Cause appropriate periodic evaluations of recent transactions completed by the Company to be conducted, if and as deemed necessary;

•                  Provide a report of its meetings and activities to the Board on a regular basis, and report regularly to the Board on such issues as the Committee may determine are appropriate; and

•                  Review, and change as deemed necessary, its charter, from time-to-time, but no less often than once a year.

Integration and Delivery Transformation Sub-Committee

In November 2018, due to the Beneficial merger and our concurrent Delivery Transformation initiative, WSFS established the Integration and Delivery Transformation Sub-Committee, a sub-committee of the Corporate Development Committee. The sub-committee includes members of the Board and meets at least monthly. The sub-committee’s core responsibilities include:

•                  Review and provide guidance to management and the Board with respect to the Company’s integration and conversion of Beneficial Bank and Delivery Transformation strategy;

•                  Monitor all key dates, milestones, and metrics for the integration, and all approved metrics for success for the Delivery Transformation;

•                  Provide advice to management in connection with the identification and evaluation of major delivery channel investments, and the engagement of implementation partners and advisors;

•                  Cause appropriate periodic evaluations of recent investments completed by the Company to be conducted, if and as deemed necessary;

•                  Provide a report of its meetings and activities to the Board on a regular basis, and report regularly to the Board on such issues as the Committee may determine are appropriate; and

•                  Review, and change as deemed necessary, this Charter from time-to-time, but no less than once a year.

Attendance at Board of Directors and Committee Meetings, Annual Meeting

All directors are expected to attend the Annual Meeting except for absences due to causes beyond their reasonable control.  All directors were present at last year’s annual meeting.

In addition to the 2019 Annual Meeting of Stockholders, during the year ended December 31, 2019, the Board of Directors held seven meetings. All of the directors attended more than 75% of the total meetings of the Board of Directors (reflecting partial year attendance for new directors added in March 2019). All of our directors attended at least 75% of their total committee meetings during the year.

Environmental, Social and Governance Matters

Environmental and Social Matters

At WSFS, our approach to our business combines a service-oriented culture with a strong complement of products and services designed to meet the needs of our varied communities. As a locally headquartered bank, we are the economic engine for individuals, families, businesses, institutions, governments, community and civic organizations. In the communities we serve, we support a variety of organizations, events, initiatives, and activities. This commitment is integral to our mission, “We Stand for Service.”

Environmental

We are committed to balancing the needs of our Customers for access to our services, including access to physical branch locations, with the need to minimize our impact on the environment.  During 2019, we reduced our physical footprint following our merger with Beneficial, and we continually review and optimize our branch network, striking a balance between physical locations from which to serve our Customers and digital delivery for Customers who prefer it.

In 2019, we began a Delivery Transformation initiative to ensure that we are keeping up with the rapid technological evolution in our industry. After establishing the strategic objectives for the initiative and finalizing the initiative roadmap, we are focused in 2020 on various initiatives impacting Customer Acquisition, Customer Experience, and Infrastructure.  In 2021 and beyond, we will continue to invest in our digital capabilities and provide best-in-class solutions, consistent with our brand, for our Customers and Associates.

Social

As an employer:

Associate Engagement:  Our business model is built on the Human Sigma concept, which has been an integral part of our Strategy for almost 20 years. The Human Sigma model, identified by Gallup, Inc., begins with Associates who take full ownership of their job responsibilities, and therefore are more engaged and perform at a higher level. We invest significantly in recruitment, training, development, and talent management, as our Associates are the keystone of our business model. This strategy motivates Associates and leads to stellar banking experiences to our Customers, in turn leading to Customers become our advocates. Research studies continue to show a direct link between Associate engagement, Customer advocacy and a company’s performance, including financial performance.

•                  Our Associate Engagement scores consistently rank highly in the top decile of companies polled globally.

•                  In 2019, our engagement ratio was 7.6:1, which means there were more than 7 engaged Associates for every 1 actively disengaged Associate. This compares to a 2.6:1 ratio for WSFS in 2003 and a U.S. average working population ratio of 2.7:1. These results include first-time participation of legacy Beneficial Associates.

Using our Gallup scores as a starting point, we conduct an annual, Company-wide action planning process to ensure that we are responding to the feedback we receive from the Gallup survey. Our Associates at all levels of the Company participate in the action planning process, which further promotes their engagement.

Compensation and Benefits: We provide our Associates with competitive and fair compensation for their work. Our corporate minimum wage is $15 an hour, which exceeds the federal minimum wage and minimums established in the states which we operate. Our median Associate compensation was almost $71,000 in 2019, including health benefits, retirement plan contributions, and other accessible wellness programs.

Training and Development:  As an employer, we are committed to providing our Associates with the training and development they need to achieve their career goals with us. Associates are encouraged to regularly discuss their interest and aspirations with their managers and collaborate on development objectives designed to help them achieve their goals.

Ethics: Our management policies, systems and disclosures are aligned to ensure that all of our stakeholders have a clear view of our financial performance and future plans. One of our Corporate values states that “At WSFS, we do the right thing.” Demonstrating our commitment to doing the right thing, all our Associates are required to review and reaffirm compliance with our Code of Ethics annually. To ensure that Associate voices are heard at the highest levels of the Company, our Associate and Customer Experience department reports directly to the CEO. In addition, we provide a hotline through which Associates can report issues related to ethics, accounting, audit or internal control matters confidentially if necessary.

Recognition: Reflecting our focus on our Associates, in 2019 we were named a Top Workplace in Delaware by The News Journal’s ‘Top Workplaces’ survey of our Associates for the 14th consecutive year. We were also named the ‘Top Bank’ in Delaware for the ninth year in a row by the readers of The News Journal. In our newer markets, we were named a Top Workplace by the Philadelphia Inquirer for the fifth consecutive year and a fastest growing company in the Greater Philadelphia region ‘Soaring 76’ for the third year in a row by the Philadelphia Business Journal.

Diversity:  As we continue to grow, we will continue to seek and attract talent from an expanded geography and aspire to increase the representation of women and minorities in leadership roles throughout our Company and our Board of Directors. We seek to further lift the communities we serve as we more closely align our workforce to market demographics.

As a member of the community:

As a community bank, WSFS participates in the Community Reinvestment Act (“CRA”), which helps us to meet the financial needs of low- to moderate-income communities and individuals within our assessment area. The Bank’s assessment areas include the entire state of Delaware; Bucks, Chester, Delaware, Montgomery, and Philadelphia counties in Pennsylvania; and Camden and Burlington Counties in New Jersey.

We serve our communities by listening, advising and providing solutions through consumer, mortgage, small business, business, and community development lending. Our goals include increasing responsible home ownership, revitalizing distressed communities, growing businesses and creating jobs.

In addition, our investments and grants support nonprofit services, and we facilitate affordable rental housing through Low Income Housing Tax Credits. Access to branches, alternate delivery channels, and affordable deposit and loan products are other ways in which we support the needs of our communities.

As a philanthropic partner:

At WSFS, we support nonprofit organizations within our footprint both financially and through volunteer work by our “Team WSFS” Associate volunteers. We embrace our corporate responsibility to improve the communities we serve through responsive giving, compassionate service and community expertise.

Our annual United Way drive raises hundreds of thousands of dollars each year from Associates and the Company to support nonprofit organizations in our community. We have supported the local Sunday Breakfast Mission’s Annual Food Drive for over 15 years, and WSFS Associates have been delivering daily friendship and sustenance through the Meals on Wheels program for over 30 years; we serve more meals this way than any other employer in the state of Delaware.

The WSFS Foundation and the WSFS Community Foundation

The WSFS Foundation and the WSFS Community Foundation (the “Foundations”) are affiliated but unconsolidated philanthropic arms of WSFS and are funded by corporate contributions. Though the Foundations, we support four primary pillars: education; health and human services; programs for people who are homeless; and economic development. The WSFS Community Foundation was founded upon our merger with Beneficial in early 2019 and was formerly referred to as the Beneficial Foundation.

•                  Education: The Foundations support educational programs for children in grades K-12 who live in underserved communities and who attend public schools. Grants are awarded for initiatives that are innovative, creative, sustainable and replicable, and that give students the opportunity to achieve academic excellence and develop leadership skills. Foundation giving also includes non-profit organizations that provide art education which benefits all generations. Art education in our schools and communities can provide impressive benefits including life balance, motivation and success in school and work environments.

•                  Health, Human Services and Housing: The Foundations donate to organizations that protect the health of those who live within our communities and are least able to afford the health services they need. They also support educational programs that prevent illness and promote healthy lifestyles and offer services to people with disabilities and special needs. The Foundations provide grants to support organizations that shelter people who are homeless, feed people who are hungry, or provide affordable housing solutions. They also make contributions to nonprofits who address the housing needs of low to moderate income individuals and families.

•                  Business and Economic Growth: The Foundations provide support to non-profit organizations that promote a quality standard of living and economic wellbeing in the communities we serve. Support is focused on organizations working to attract, grow and retain businesses in our service areas. Grants are provided to those working to build a stronger entrepreneurial and innovative ecosystem, in addition to those who are identifying, recruiting and developing a continuous stream of talent from our local community workforce.

Volunteer Programs and Civic Leadership:

Our social purpose is further fueled by our dedicated Associates, who give to our communities through volunteer efforts. Through our corporate volunteer program, Associates are encouraged to volunteer with nonprofits of their choice. WSFS offers four hours a month of compensated work time for participation. Our Associates reported almost 27,000 volunteer hours in 2019. As we further diversify our workforce and align ourselves more closely with our communities, we will deepen our roots, expand our reach and intensify our social impact.

WSFS Associates also provide high-quality community leadership by serving on boards of directors. Over 100 Associates currently serve on nonprofit community boards, providing leadership and governance expertise to improve the effectiveness of these organizations.

Other Corporate Governance Matters

CEO and Management Succession Planning

Management believes our Associates are the core of our strategy, the lifeblood of our culture, and our greatest competitive advantage. Overseeing talent is a serious responsibility and one that receives our ongoing, focused attention.  Planning leadership succession is of critical importance and is a shared responsibility among our executive leadership team with oversight from our Board of Directors. Quarterly, our executive team conducts an extensive assessment of our Associates to identify internal talent, plan for their development, and identify potential successors to ensure the continued, smooth operations of WSFS and to transfer institutional knowledge.

The Corporate Governance and Nominating Committee and the entire Board of Directors annually reviews, evaluates and provides governance comments and advice for our CEO and Executive Management talent and leadership development and succession planning program. Our Board directly oversees CEO succession planning, most recently culminating in the transition of Mr. Levenson to President and CEO in 2019, pursuant to a disciplined and well-executed succession plan executed over a five year period.

Classified Board Structure

The Board of Directors annually reviews the subject of a classified Board of Directors as the result of a request from a stockholder. Following considerable discussion by our Corporate Governance and Nominating Committee and full Board of Directors concerning the concept of a declassified Board of Directors and related stockholder rights issues, the Board of Directors determined it is in the best interests of our stockholders to maintain a classified Board of Directors.

With the appropriate policies in place, we believe that a staggered board creates alignment between our Corporate Governance policies and the stated philosophy of managing the Company for the long-term benefit of all stockholders.

While we believe that the evaluation of a board and management should be ultimately based on the performance of the Company, we also recognize that our classified board structure can create the appearance of entrenchment on the part of a board and management team.  As a result, in the early 1990’s, we eliminated our “poison pill” policy. In addition, in 2008, we adopted the policy that, in an uncontested election, directors who receive votes in favor of their election that represent less than a majority of total votes cast should promptly offer to resign from the Board of Directors. None of our named executive officers is covered by a formal employment agreement. We have a severance policy that covers some of those executives, but it is relatively conservative in the amounts that could be paid in the event of a change of control. Finally, we have cumulative voting of shares in the election of directors, which affords stockholders the ability to concentrate their votes on a single director nominee, thereby providing a means to have their voice(s) heard directly at the board table after a director election.

The success of our long-term outlook is manifested by our outperformance of our peers over the last generation, based on total stockholder return performance discussed in the Compensation Discussion and Analysis section of this proxy statement, which indicates that we have outperformed peer metrics and broader indices in three, five, seven and ten year horizons. We are proud of our performance and believe this record reflects the attention that management and the Board of Directors brings to the subject of creating value for its stockholders. Finally, if there is a need for a stockholder-initiated change to the Board of Directors, there is an opportunity to change approximately one-third of the Board of Directors at each election. If those new directors for some reason cannot make the case clear to the “old board,” then at the next election, stockholders can change another third of the Board of Directors. That would give a majority of the Board of Directors to new representation. We think this kind of change, in much less than a two-year period, appropriately balances stockholders’ interests in the ability to send a clear signal of a need for change with the need to maintain the stability and the continuity of the Company.

Access to and Communication with the Board of Directors

The Board of Directors provides access and outreach to stockholders through a number of forums. Stockholders are provided regular updates through press releases and other filings with the SEC. The Board of Directors also solicits dialogue and responds to questions from stockholders at the annual meeting. Questions can be asked in person or submitted through email at stockholderrelations@wsfsbank.com. The Board of Directors provides their perspective on selected topics of interest to our stockholders through their “View from the Boardroom” letter in our Annual Report. Additionally, the Chairman of the Board and/or Lead Director periodically attends investor conferences and other roadshows to solicit feedback on corporate governance from institutional stockholders.

Stock Ownership and Retention Guidelines

Our Bylaws require each of our directors to be a stockholder and own a minimum amount of our common stock as determined from time to time in a guideline approved by the Board of Directors. This guideline is designed to encourage our directors to increase and maintain their equity stake in WSFS, and thereby to more closely align their interests with those of our other stockholders.

The Board of Directors has established a guideline that each director own 5,000 shares of vested common stock either directly or held in trust for other family members. Members of the Board of Directors should accumulate the minimum ownership amount within five years after assuming his or her position. In addition, the Board of Directors established a guideline for Executive Management such that the CEO should own 60,000 shares of vested common stock and all Executive Vice Presidents own 15,000 shares of vested common stock, each to be accumulated within five years of assuming his or her executive position.  These ownership guidelines are evaluated periodically for appropriate adjustments.

Stock Trading Plans

Our Insider Trading Policy allows for purchases or sales of WSFS’ stock made in compliance with a written plan established by a director, officer or other Associate that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Plan”) if: (1) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at a time when the individual was not in possession of material non-public information about WSFS, and, for WSFS Insiders, was established during an open window period for trading in WSFS’ stock and not during any trading “blackout” period; and (2) the Plan was reviewed by the Company’s Legal Department prior to its establishment to confirm compliance with the Insider Trading Policy and its related procedures. No amendments to such Plans are permitted during blackout periods.

During 2019, Mark A. Turner, who was at the time the Executive Chairman of the Board of Directors, terminated the stock trading plan which he entered into in April 2018 and which was in designed in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, after a substantial majority of his outstanding stock options at the time he entered into the plan had been exercised.

From time to time, other WSFS insiders may enter into similar trading plans in accordance with Rule 10b5-1.

Policy Prohibiting Hedging

Our Insider Trading Policy specifically prohibits WSFS insiders, which are defined as directors, officers holding the title of Senior Vice President or higher and any other Associates with access to material non-public information, from hedging the risk associated with the ownership of our common stock.

Transactions with Related Persons

In the ordinary course of its business, WSFS Bank makes loans to our directors, officers and Associates. These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to WSFS Bank. These loans do not involve more than the normal risk of collectability or present other unfavorable features to WSFS Bank.

A related person transaction is generally any transaction in which WSFS or its subsidiaries is or will be a participant, in which the amount involved exceeds $120,000, and a director (or nominee), executive officer, immediate family member, or any beneficial owner of more than 5% of our common stock, has or will have a direct or indirect material interest. Management performs an annual review of related person transactions management and reports the results of its related person transaction review to the Audit Committee. In 2019, management concluded that the transactions between WSFS and the related persons involved normal credit risk to the Company and did not include any unfavorable features to the Company. Any related party loans exceeding $500,000 require review and approval by the Board of Directors. During 2019, there was one loan transaction to an executive officer exceeding $500,000, which was reviewed and approved by the Board of Directors.

PROPOSAL NUMBER 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994. The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2020. The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board of Directors in favor of KPMG LLP. We are asking the stockholders to ratify the decision of the Board of Directors to appoint KPMG LLP for the 2020 fiscal year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a favorable vote of a majority of the votes cast on that proposal. Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.

PROPOSAL NUMBER 3: Advisory (Non-Binding) Vote on the Compensation of our Named Executive Officers

Our stockholders have the opportunity to vote to approve, on an advisory basis, the compensation of the named executive officers, as described in the CD&A, the compensation tables and the related material in this proxy statement.

The following proposed resolution, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive compensation program:

“Resolved, that the stockholders approve the compensation of WSFS Financial Corporation’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this proxy statement.”

This proposal will be considered approved if it receives a favorable vote of a majority of votes cast on the proposal. Because this vote is advisory, it will not be binding upon the Board. Moreover, this vote will not be construed as overruling a decision by the Board, creating or implying any additional fiduciary duty by the Board, or restricting or limiting the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR approval of this advisory (non-binding) resolution relating to the compensation of WSFS Financial Corporation’s named executive officers.

EXECUTIVE COMPENSATION

Forward-Looking Statements

The Compensation Discussion and Analysis that follows, contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our predictions or expectations of future business or financial performance, as well as our goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States (U.S.) generally, and particularly in the markets in which we operate and in which its loans are concentrated, including declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving problem loans including litigation and other costs; possible additional loan losses and impairment of the collectability of loans; changes in market interest rates, which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of our operations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Economic Growth, Regulatory Relief, and Consumer Protection Act (which amended the Dodd-Frank Act), and the rules and regulations issued in accordance therewith and potential expenses associated with complying with such regulations; our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards and the effect of our transition to the Current Expected Credit Losses methodology for allowances and related adjustments), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; impairments of our goodwill and other intangible assets; conditions in the financial markets that may limit our access to additional funding to meet its liquidity needs; the intention of the United Kingdom’s Financial Conduct Authority to cease support of the London Inter-Bank Offered Rate and the transition to an alternative reference interest rate; the success of our growth plans, including our plans to grow the commercial small business leasing portfolio and residential mortgage, small business and Small Business Administration portfolios following our acquisition of Beneficial; the successful integration of acquisitions; our ability to fully realize the cost savings and other benefits of our acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of our products and services and related customer disintermediation; negative perceptions or publicity with respect to our trust and wealth management business; failure of the financial and operational controls of our Cash Connect ® division; adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings; our reliance on third parties for certain important functions, including the operation of our core systems; system failures or cybersecurity incidents or other breaches of our network security; our ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally; the effects of weather and natural disasters, such as floods, droughts, wind, tornadoes and hurricanes,  geopolitical instability, public health crises and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our stockholders; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in other documents filed by us with the Securities and Exchange Commission from time to time.

We caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date they are made. We disclaim any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us for any reason, except as specifically required by law. Forward-looking statements should be evaluated together with the many uncertainties that may affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 (“Annual Report”) and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K, if any, filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Personnel and Compensation Committee (the “P&C Committee”) provides Board oversight and guidance for executive compensation and related benefits. To assist with its responsibilities, the P&C Committee regularly receives reports and recommendations from its independent compensation consultant. During the fourth quarter of 2019, we retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as our independent compensation consultant. Pearl Meyer replaced our former independent compensation consultant, the ChaseCompGroup, LLC (the “ChaseCompGroup”). Our executive compensation program reflects our pay-for-performance philosophy and is designed to align the interests of senior management with our stockholders and our long-term success.

Our executive compensation philosophy is as follows:

•                  We strive to be competitive in base pay, taking into consideration salaries of similar positions at comparable banks in our peer group, allowing for exceptions in exceptional circumstances;

•                  We structure our incentive compensation system to provide rewards for performance that reflect our strategic plan and balances executives’ focus on both annual goals and our long-term success, without creating undue risk; and

•                  Our total compensation for expected performance levels is targeted at levels similar to those of our peer group of comparable banks. For superior performance, we provide total compensation reflecting that superior performance.

Our executive compensation practices support good governance and mitigate excessive risk-taking. Among other things, they:

•                  Require significant stock ownership for senior executives;

•                  Establish multiple performance metrics under the Management Incentive Program (“MIP”) which discourage excessive risk-taking by executives by removing incentives that focus on single performance goals which may be a detriment to the Company;

•                  Balance executives’ short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•                  Impose a double-trigger for time based equity awards which do not vest solely upon a change in control, but also require a qualifying termination following a change in control;

•                  Engage an independent compensation consultant who performs no other work for the Company other than as an advisor on senior leadership compensation matters;

•                  Include a clawback policy permitting the P&C Committee to recoup certain incentives paid resulting from fraudulent activity, inaccurate performance criteria or reporting, or financial restatements;

•                  Permit no employment contracts with executives which contain special severance payments such as golden parachutes or multi-year guaranteed bonuses;

•                  Permit no special executive retirement programs;

•                  Permit no gross-up payments to cover personal income or excise taxes that pertain to executive or severance benefits;

•                  Permit no excessive perquisites for executives;

•                  Permit no hedging, collars, short sales or other derivative transactions or pledging transactions involving our common stock by our executives;

•                  Permit no cash buyout, re-pricing or backdating of stock options or restricted shares; and

•                  Prescribe a standard vesting period of four years for awards of stock options and restricted shares, unless accelerated vesting is requested, which would require approval by the P&C Committee. Board approval is required for any accelerated vesting of awards issued to the CEO.

Our goal is to be a high-performing company, and we designed our compensation package toward attracting and retaining high-quality individuals, and motivating and rewarding them for strong performance.

Our 2019 compensation practices were consistent with our long-term focus, which over the past several years has produced a positive return to our stockholders and exceeded peer and broader market averages. In 2019, in accordance with established practice and our established bi-annual schedule, the P&C Committee engaged its third party compensation consultant to conduct a formal review of our executive compensation program. This review considered our compensation practices in the context of our updated Compensation Peer Group (“CPG”) and the increased responsibilities for each of our executives resulting from our merger with Beneficial. As a result of this review, we made certain changes to our compensation practices. For further information on our updated compensation practices related to base salaries, please refer to the section entitled “Base Salaries.” For further information about our updated compensation practices, please refer to the section entitled “Equity and Long-Term Incentives.”

The graph and table which follow show the yearly percentage change in the cumulative total return on our common stock over the last five years compared with the cumulative total return of the Dow Jones Total Market Index, the Nasdaq Bank Index and KBW Bank Index over the same period as obtained from Bloomberg L.P. At December 31, 2019, we added the KBW Bank Index to our common stock comparative performance graph to better reflect another comparable index due to our merger with Beneficial. Cumulative total return on our common stock or the indices equals the total increase in value since December 31, 2014, assuming reinvestment of all dividends paid into the common stock or the index, respectively. The graph and table were prepared assuming $100 was invested on December 31, 2014 in our common stock and in each of the indices. There can be no assurance that our future stock performance will be the same or similar to the historical stock performance shown in the graph below. We neither make nor endorse any predictions as to stock performance.

	December 31, 2014 through December 31, 2019 Cumulative Total Return
	2014	2015	2016	2017	2018	2019
WSFS Financial Corporation	$100	$127	$184	$191	$152	$179
Dow Jones Total Market Index	100	100	113	137	130	170
Nasdaq Bank Index	100	109	150	158	133	165
KBW Bank Index	100	100	129	153	126	172

Consistent with our long-term focus, we set aggressive, measurable goals. We are accountable for achieving those goals as demonstrated in our competitive “pay-for-performance” philosophy. Our executive incentive compensation plans, which include our MIP, covering our named executive officers (“NEOs”):

(i) focus on performance measures that are important to stockholders,

(ii) do not promote inappropriate risk,

(iii) use fundamental indicators of our performance, growth and health, and

(iv) take into consideration industry peer comparisons.

The performance measures used in our incentive compensation plans are Return on Average Assets (“ROA”), Return on Average Tangible Common Equity (“ROTCE”) and Earnings per Share (“EPS”) growth. ROTCE is computed by dividing net earnings allocable to common stockholders by average tangible common stockholders’ equity. ROTCE is a non-GAAP financial measure and may not be comparable to similar non-GAAP financial measures used by other companies. In addition, where appropriate, some individual goals for our executives in our MIP are tied to asset quality or other operational metrics. While asset quality is not a MIP metric, we believe it is inherently measured in these goals, in our internal policies and governance and in our regulatory exams. The P&C Committee also reserves the right to recover (“clawback”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or errors in financial statements that are required to be restated.

Based, in part, on input from the P&C Committee’s compensation consultant, we believe our compensation plans incorporate industry-recognized best practices in executive compensation and are consistent with our corporate strategy and long-term goals. They include competitive pay-for-performance standards that are scaled based on increased ROA performance and which promote retention. In one plan, executive management is increasingly rewarded with restricted stock or stock options for superior absolute performance, as indicated by reaching annual ROA, ROTCE and EPS targets. Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over an extended period of time. Likewise, the cost of such awards to the Company is spread over an extended multi-year period.

2019 — Overview

In 2019, our region experienced economic stability with local employment, gross domestic product, and consumer confidence at stable to strong levels. The P&C Committee considered the state of the economy, the competitive environment in our marketplace, the demand for seasoned talent and the retention of our executive leadership team when making 2019 executive compensation determinations.

Our growth in 2019 was both organic and the result of our merger with Beneficial in 2019. Our organic growth in 2019 resulted from market share gains, economic growth, and good balance sheet positioning in a changing interest rate environment. Customers of our larger in-market competitors continue to see the benefits that WSFS has to offer with local decision making and delivering stellar service experiences. WSFS ranked sixth in our market (which includes portions of Pennsylvania, New Jersey, Delaware and Maryland and is referred to as the “Philadelphia-Camden-Wilmington MSA”) in total deposits and had more than twice the market share of the next largest community bank in that market. Our assets at year end were $12.3 billion, and we fill a long-standing service gap in our market between larger regional/national banks and smaller community banks. At December 31, 2019, we operated from 118 locations, including 93 banking offices.

As our company grows and operates in an expanded footprint following the Beneficial merger, we continue to have success in strengthening our reputation as the oldest and largest independent community bank and trust company headquartered in the Delaware Valley. In 2019, we were once again honored on several occasions with various awards and honors. We value such recognition as it validates our business model and tells us that our strategy is working. The following are a few of the awards we earned:

•                  2019 Gallup Great Workplace Award, for the 4th consecutive year;

•                  Top Workplace in Delaware for the 14th year in a row and Top Bank in Delaware for the 9th year in a row by The News Journal;

•                  Fast growing company in the Greater Philadelphia region “Soaring 76” for the third year in a row by the Philadelphia Business Journal, and;

•                  Top Workplace in the Greater Philadelphia market by inquirer.com for the 5th year in a row.

For 2019, we reported net income attributable to WSFS under U.S generally accepted accounting principles (“GAAP”) of $148.8 million, ROA of 1.30%, return on equity of 8.91%, ROTCE of 13.48%, and diluted EPS of $3.00.  Several non-recurring items impacted our 2019 GAAP results, including the following:

•                  $26.2 million (pre-tax), or $19.9 million and $0.39 per share (after-tax), of unrealized valuation gains on our equity investments, including our investment in Visa Class B shares;

•                  $0.5 million (pre-tax), or $0.4 million and $0.01 per share (after-tax), from the partial recovery of a $2.8 million (pre-tax) fraud loss expense recorded during the fourth quarter of 2017, and;

•                  $71.8 million (pre-tax), or $56.8 million and $1.15 per share (after-tax), of corporate development and restructuring expenses related to the Beneficial merger.

Our reported 2019 core results excluded the impact of these non-recurring items, resulting in adjusted net income (non-GAAP) of $185.1 million, core ROA of 1.61%, core ROTCE of 16.61%, and a core EPS increase of 5% compared to 2018 adjusted and core results. Adjusted net income (non-GAAP), ROTCE, core ROA, core ROTCE and core EPS are non-GAAP financial measures that exclude certain unusual, one-time items. See Item 1 and Item 6 of our 2019 Annual Report on Form 10-K for the definition of these terms and reconciliations of adjusted net income (non-GAAP), ROTCE, core ROA, core ROTCE and core EPS to their comparable metrics in accordance with GAAP.

Solely for the purpose of our annual incentive plan, we made a “quality of earnings” adjustment to the three performance measures used to determine the amount earned under such plan. On this adjusted basis, for 2019, ROA for purposes of our annual incentive plan was 1.62%, ROTCE was 16.44%, and EPS growth over 2018 was 4.66%.  For a more detailed discussion of our “quality of earnings” adjustment, see the section entitled “Quality of Earnings Review.”

Compensation Considerations for 2019

The components of 2019 executive compensation were base salary, annual cash and equity incentive, long-term incentive compensation and benefits. The P&C Committee and management discussed the ongoing risks to our organization with regard to motivating and retaining our executive team. As a result, the P&C Committee has agreed to continue to consider paying discretionary bonuses outside of the MIP plan, on a case-by-case basis, after review of Company and individual performance at the end of a year.

During 2019, the P&C Committee reviewed an analysis of all incentive plans conducted by our Chief Risk Officer and concluded that our compensation program is balanced and does not encourage imprudent risk taking. The findings were taken into consideration when setting 2019 executive base salaries.

Our 2019 results reflected strong performance relative to our peers as well as against WSFS’ strategic objectives. Our executives’ 2019 compensation reflects these results, and considering the total mix of compensation, we believe 2019 executive compensation is: (1) consistent with our pre-established pay-for-performance plans, (2) reasonable in light of payment levels for companies in our Compensation Peer Group (“CPG”) and (3) consistent with our 2019 results, both in absolute terms, and in comparison to prior years’ results and incentives.

We also evaluate whether our compensation programs reflect the interests of our stockholders through their non-binding vote, which we take into careful consideration for future executive compensation decisions.  In 2019, by their advisory (non-binding) vote, 97.1% of voting stockholders approved the compensation of, and compensation arrangement for, our named executive officers. Beginning in 2018, these advisory (non-binding) stockholder votes on the compensation of our named executive officers occur on an annual basis.

Named Executive Officers (NEOs)

The table below shows our NEOs for 2019.

Name	Title
Rodger Levenson(1)	President and Chief Executive Officer
Dominic C. Canuso	Executive Vice President and Chief Financial Officer
Steve Clark	Executive Vice President and Chief Commercial Banking Officer
Peggy H. Eddens	Executive Vice President and Chief Associate and Customer Experience Officer
Richard M. Wright	Executive Vice President and Chief Retail Banking Officer
Mark A. Turner(2)	Executive Chairman of the Board of Directors

(1)    Mr. Levenson was elected Chairman of the Board of Directors effective January 1, 2020.

(2)    Mr. Turner stepped down as Executive Chairman of the Board of Directors effective January 1, 2020 pursuant to the Company’s long-term succession plan. He remains a member of our Board of Directors. For further information about the terms of Mr. Turner’s transition, please refer to the section entitled “Employment Agreements.”

The Role of the Personnel and Compensation Committee of the Board of Directors in Executive Compensation

The P&C Committee serves the full Board of Directors by providing oversight and guidance with respect to personnel and compensation policies and practices. In addition, the P&C Committee provides oversight to management so that we can create and maintain competitive programs that attract, develop, motivate, reward and retain Associates committed to superior performance and the highest professional and ethical standards. The P&C Committee ensures that personnel and compensation policies support our strategic plan and comply with all applicable legal and regulatory requirements. It also reviews and considers the results of stockholders’ advisory votes on executive compensation. See the section entitled “Corporate Governance - Personnel and Compensation Committee” for a complete description of the role of the P&C Committee.

The Role of Management in Executive Compensation

Our CEO and our Chief Associate and Customer Experience Officer provide recommendations for the P&C Committee’s consideration and oversee our compensation programs and policies.  Their activities include:

•                  Assisting the P&C Committee and its independent compensation consultant, as requested, with executive compensation reviews, incentive program designs, risk assessments of compensation programs and preparation for meetings;

•                  Based on data provided by the P&C Committee, reviewing compensation programs for competitiveness and aligning compensation programs with our strategic goals;

•                  Recommending changes to compensation programs to the P&C Committee, where appropriate; and

•                  Recommending pay levels and incentive plan payments for NEOs, except for the CEO.

The CEO excuses himself from all P&C Committee and Board of Director discussions of his compensation. As a practical matter, he may discuss the formula by which his and other executives’ incentive compensation is structured, but does not participate in decisions regarding their awards or changes to their own compensation.

The Role of Stockholder Say-on-Pay Votes

Our Board of Directors, P&C Committee and management value the opinions of our stockholders, including their advisory votes regarding the compensation paid to our named executive officers (“Say-on-Pay votes”), and as such, we conduct Say-on-Pay votes annually. We revisit the frequency of Say-on-Pay votes every six years. The next required vote on the frequency of advisory Say-on-Pay votes will occur during the 2023 Annual Meeting. Our 2019 Say-on-Pay vote was approved by 97.1% of the votes cast. Although the advisory Say-on-Pay vote is non-binding, our P&C Committee has considered the outcome of previous votes when making compensation decisions for named executive officers. Our P&C Committee believes that these votes evidence our stockholders’ support for our approach to executive compensation and considered this support in deciding not to alter the overall compensation plan and program for 2019. Our P&C Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for our named executive officers.

The Role of Consultants

During 2019, the P&C Committee worked with ChaseCompGroup and Pearl Meyer, which was selected as the Committee’s compensation consulting firm after an extensive search process to identify and engage a new compensation consulting firm, due to our increased size after the Beneficial merger. For 2019, the Committee engaged Pearl Meyer to review our director compensation program, review MIP award calculations, and review our 2019 compensation peer group. Pearl Meyer also helped the Committee to benchmark 2020 compensation considering WSFS’ growth in size following the Beneficial merger.

Pearl Meyer reports directly to the P&C Committee and does not provide any non-compensation related services or products to the Committee nor does it provide any services to us. The aggregate amount paid to Pearl Meyer represented under 1% of their total revenue for 2019. In retaining Pearl Meyer as our compensation consultant, the P&C Committee considered the factors set forth in Rule 10-C-1 under the Exchange Act, and determined that there were no conflicts of interest that would preclude the P&C Committee’s use of Pearl Meyer. For example, no member of the P&C Committee or any executive officer has a personal relationship with any member of Pearl Meyer, or a business relationship other than in connection with the services described in this proxy statement. No associates of Pearl Meyer owns WSFS stock. Again using the factors set forth in Rule 10-C-1, there were no conflicts of interest that would have precluded the P&C Committee’s use of ChaseCompGroup, the predecessor to Pearl Meyer.

Peer Group and Benchmarking

Every two years, the P&C Committee engages its third party compensation consultant to conduct a formal review of our executive compensation program. A comprehensive executive review was conducted in 2019 by Pearl Meyer and a board compensation study was performed in 2018 by ChaseCompGroup. The P&C Committee requested these reviews to assess competitive compensation levels for its executives and the Board of Directors.

When benchmarking compensation, the P&C Committee uses a CPG that is representative of those companies with whom we compete for talent. Using this CPG provides a targeted assessment of the compensation practices for publicly traded peer companies, as we cannot readily obtain compensation data from private companies. The CPG allows us to compare our compensation to other companies that have a similar business model, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

For 2019, the P&C Committee approved a new compensation peer group for benchmarking compensation, reflecting our increased size after the Beneficial merger. The companies comprising the CPG comprise a data set of peers are comparable to us in size, business model and location and reflected the following:

•                  Located within our geographic area, including: MD, NJ, NY, PA, and VA, as well as the mid-west and central states;

•                  Total assets as of December 31, 2019 were between $9.7 billion and $21.9 billion;

•                  Median total assets were approximately $14.0 billion, which is within 15% of our own asset size; and

•                  Like WSFS, peers have several subsidiaries and multiple lines of business in addition to banking.

Listed below are the companies included in our CPG and their total assets as of December 31, 2019.

Rank	Company Name	Ticker	State	Total Assets at December 31, 2019 ($000)	Return on Average Assets 2019 (%)
1	Fulton Financial Corporation	FULT	PA	21,886,040	1.06
2	Simmons First National Corporation	SFNC	AR	21,259,143	1.33
3	BancorpSouth Bank	BXS	MS	21,052,576	1.23
4	United Bankshares, Inc	UBSI	WV	19,662,324	1.34
5	Ameris Bancorp	ABCB	GA	18,242,579	1.10
6	First Midwest Bancorp, Inc.	FMBI	IL	17,850,397	1.17
7	Atlantic Union Bankshares Corporation	AUB	VA	17,562,990	1.15
8	CenterState Bank Corporation	CSFL	FL	17,142,025	1.42
9	South State Corporation	SSB	SC	15,921,092	1.21
10	Hilltop Holdings, Inc.	HTH	TX	15,172,448	1.66
11	First Financial Bancorp.	FFBC	OH	14,511,625	1.39
12	Renasant Corporation	RNST	MS	13,400,618	1.30
13	Berkshire Hills Bancorp, Inc.	BHLB	MA	13,215,970	0.75
14	First Merchants Corporation	FRME	IN	12,457,254	1.48
15	International Bancshares Corporation	IBOC	TX	12,112,894	1.71
16	TowneBank	TOWN	VA	11,947,663	1.23
17	Customers Bancorp, Inc.	CUBI	PA	11,520,717	0.74
18	Community Bank System, Inc	CBU	NY	11,410,295	1.53
19	Independent Bank Corp.	INDB	MA	11,395,165	1.52
20	Northwest Bancshares, Inc	NWBI	PA	10,493,908	1.07
21	Provident Financial Services, Inc	PFS	NJ	9,808,578	1.15
22	NBT Bancorp Inc.	NBTB	NY	9,715,925	1.26
	Average			14,897,374	1.26
	25th Percentile			11,493,112	1.14
	50th Percentile			13,956,122	1.25
	75th Percentile			17,948,443	1.44
	WSFS Financial Corporation	WSFS	DE	12,256,302	1.30

	Percentile Rank of WSFS Financial Corporation			35th%	57th%

WSFS reported a GAAP ROA that exceeded 56% of companies in the updated CPG. As previously described in the section entitled “Executive Summary”, several non-recurring items impacted WSFS’s 2019 GAAP results.  Excluding these items and additional customary non-core items, WSFS recorded a core ROA of 1.61% in 2019, which would have put us in the 93rd percentile rank in the CPG, based on the reported ROAs of the CPG companies. Core ROA is a non-GAAP financial measure. See Item 1 of our 2019 Annual Report on Form 10-K for the definition of Core ROA and a reconciliation to its comparable metric in accordance with GAAP.

Financial performance is one factor in selecting our CPG, as well as market and asset size. While we set goals for our incentive plans based on our internal financial plan, we note that our target goals for 2019 were generally well above the median of the companies in our CPG on several criteria. We discuss our performance against our 2019 incentive plan further under the section entitled “Measuring Actual Performance and Calculating Incentive Payments.”

Elements of Compensation

In the following section, we describe the elements of our NEO compensation, including how we determine the amounts for each element, why each element is included in our NEO compensation program and the actual payments resulting from our pay-for-performance incentive programs.

Base Salaries

Why We Provide Base Salaries:

We offer base salaries to provide a stable source of income to our NEOs. Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant tool for recruiting, motivation and retention.

How We Determine Base Salary Amounts:

We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities, as well as their individual performance and value to similar positions at companies in the CPG. Additional factors that play a role in setting the final base salary amount for NEOs are as follows:

•                  Special circumstances related to staffing needs and market situations;

•                  Levels of compensation provided from other compensation components; and

•                  Additional responsibilities assumed by the executives.

When determining base salary amounts for a newly hired NEO, we incorporate the following additional factors:

•                  Current compensation of peer executives at WSFS;

•                  Any market-based data provided by the external recruiter retained for the search; and

•                  The salary requirements of other candidates being considered for the position who have a similar level of experience.

Merit increases for our NEOs over the past two years have been consistent with national market data provided by our compensation consulting firm and also consistent with merit increases across the organization. Our compensation philosophy has been to set base salaries below the 50th percentile of our CPG and move toward the 50th percentile as the executive matures in his/her role. In general, we review base salaries using the 50th percentile and consider individual performance, skills and experience to determine an appropriate base salary. In early 2020, based on the findings of our bi-annual compensation review conducted in 2019 by Pearl Meyer, NEO base salaries were adjusted, considering the peer group data and the broadened span of our NEOs’ leadership responsibilities, due to the Beneficial merger.

The changes in our NEOs base salaries over the past two years reflect their increased responsibilities, our performance during that period, the growth of our Company and the Beneficial merger and, in 2020, the change to our compensation policy described above. Specific salary changes include the following:

•                  Mr. Levenson’s 2020 base salary reflects his appointment as Chairman of the Board of Directors effective January 1, 2020 and represents approximately the 50th percentile of an equal blend of the CPG and national survey data of similarly sized banking institutions based on the bi-annual compensation review.

•                  Mr. Canuso’s 2020 merit increase reflected his added responsibility for executive oversight of our Cash Connect® division, and role in the successful integration of Beneficial.

•                  Mr. Clark’s 2020 merit increase reflected his performance and role in the successful integration of Beneficial.

•                  Ms. Eddens’ 2020 merit increase reflected her performance and role in the successful integration of Beneficial.

•                  Mr. Wright’s 2020 merit increase reflected his performance and role in the successful integration of Beneficial.

•                  Mr. Turner stepped down as WSFS’ Executive Chairman effective January 1, 2020 pursuant to the Company’s long-term succession plan. Accordingly, he is not receiving a salary in 2020. He remains a member of our Board of Directors. His 2019 salary decrease reflected his resignation as President and Chief Executive Officer effective December 31, 2018 and his appointment as WSFS’ Executive Chairman effective January 1, 2019. For further information about the terms of Mr. Turner’s transition, please refer to the section entitled “Employment Agreements.”

The Board of Directors approved NEO base salary changes as shown in the following table:

BASE SALARY
Name and Principal Position	2020	2020 to 2019 % Increase	2019	2018 to 2019 % Increase	2018
Rodger Levenson(1) Chairman, President and Chief Executive Officer	$775,000	6%	$731,000	51%	$484,164
Dominic C. Canuso Executive Vice President and Chief Financial Officer	430,000	11%	387,000	4%	370,700
Steve Clark Executive Vice President and Chief Commercial Banking Officer	407,000	9%	375,000	3%	364,100
Peggy H. Eddens Executive Vice President and Chief Associate and Customer Experience Officer	420,000	8%	390,000	5%	371,690
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	410,000	8%	381,000	3%	369,900

(1)    Mr. Levenson’s 2020 salary reflects his election as Chairman of the Board of Directors effective January 1. 2020. His 2019 salary reflects his appointment as President and Chief Executive Officer effective January 1, 2019.

(2)    Mark A. Turner is omitted from this table because he did not receive a salary in 2020.

Annual Incentives

Our executives are eligible for an annual award under our MIP. We designed the MIP to reward executives for excellence in performance on key financial metrics determined by the Board and its P&C Committee, as well as each executive’s performance and contribution in his or her area of responsibility. The P&C Committee also has the discretion to provide special recognition bonuses outside the MIP to take into consideration special performance events or other performance-based circumstances.

Why We Provide Annual Incentives:

Our compensation program includes an annual performance-based award. The objective is to compensate executives based on achievement of Company-wide and individual goals related to building franchise and stockholder value. The award is intended to reward current performance that is also in line with our long-term goals and to motivate the executive to achieve high-performing results.

How We Determine Annual Incentive Amounts:

The structure of our annual incentive plan includes: setting Company-wide goals; setting individual performance goals; weighting the goals; providing incentive opportunities to NEOs; and calculating incentive awards based on actual performance.

•                  Setting Company performance goals

Each year the P&C Committee reviews our metrics and establishes Company-wide targets on the chosen metrics. In selecting the metrics, the P&C Committee considers our short-term and long-term business strategy, the current business environment and the interests of stockholders. The following performance metrics for 2019 are consistent with those selected in the previous several years, and are adjusted for quality of earnings items. For a more detailed discussion of our “quality of earnings” adjustment, see the section entitled “Quality of Earnings Review.”

1.              Return on average assets (“ROA”)

2.              Return on average tangible common equity (“ROTCE”)

3.              Earnings per share (“EPS”) growth

The Company reviews and adjusts, as necessary, performance metrics at the onset of a new performance period to ensure they continue to reflect our business strategy and market best practices. This review process helps ensure that company-wide goals used for incentive plans support the Company’s overall strategy, accommodate any shifts in strategy from year-to-year or during market changes and reflect past experiences and best practices. For 2019, the P&C Committee, working with our compensation committee, believed it was appropriate and in the best interests of stockholders to maintain the structure of the MIP plan, while modifying the absolute levels of performance for each of these metrics. The P&C Committee has discretion to modify awards downward if some other threshold level is not achieved. Examples of potential events or factors that the P&C Committee may take into account in reducing or eliminating awards include, but are not limited to: downgrading of the Bank’s CAMELS rating, imposition of regulatory enforcement actions, or excessive non-performing assets.

•                  Setting individual performance goals: At the beginning of the year, each NEO develops individual performance goals for the year consistent with that year’s financial plan and the current three-year strategic plan, as well as for personal professional growth. These goals are submitted to the CEO for review, amendment and approval. Through an iterative, collaborative process, these NEOs and the CEO agree to the final individual performance goals. Individual performance goals are tailored to each NEO’s function and particular area of responsibility, and may cover a wide variety of performance measures, including, but not limited to, financial performance, customer engagement, operational milestones and other matters.

The MIP measures the performance of the CEO solely on Company-wide goals. However, the Board of Directors also establishes individual performance expectations for the CEO in addition to those associated with the MIP. These performance expectations are established by the P&C Committee after a review, discussion and approval of recommendations submitted by the CEO. The P&C Committee assesses the performance of the CEO compared to these performance expectations when annual salary adjustments are being considered.

•                  Weighting the goals: The P&C Committee believes that the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance. As a result, for the more senior executives, Company-wide performance measurement criteria play a larger role in determining the amount of incentive awards. Individual and business unit performance goals play a larger role in determining the amount of the incentive award for less senior executives. For 2019, the weighting percentage for the CEO was 100% for Company-wide performance.  For 2019, the weighting percentage for each of the EVPs was 75% for Company-wide performance and 25% for individual performance, reflecting his or her role in strategic matters. The weightings for the CEO and EVPs will not change for 2020.

MIP awards are calculated using these percentage allocations. For example, in 2019, the MIP award for Mr. Levenson, our CEO, was based entirely on Company-wide financial performance. Although he has individual performance goals, the  Company-wide metrics determine his MIP award. The P&C Committee has final discretion to determine the amounts of final award payouts to all our NEOs, with the exception of the CEO, which is at the recommendation of the P&C Committee and at the final discretion of the full Board of Directors.

•                  Providing incentive opportunities to NEOs: The table on the following page shows NEO annual non-equity (cash) incentive opportunities for 2019 under the MIP as a percentage of base salary. When setting MIP goals, the P&C Committee took into consideration the opportunity levels for similar positions within the CPG companies, along with our philosophy of linking pay to performance. A proportional approach (interpolation) is used to calculate incentive payouts for the performance results that fall between threshold, target and stretch levels. Levels for “Minimum,” “Target” and “Stretch” for all NEOs in 2019 were unchanged from 2018 levels.  The Committee believes the greater the alignment of performance weightings with Company-wide goals, and the more objectivity that exists in plan administration, the more likely it will be that incentive payments will align with an overall improvement in our performance.

Quality of Earnings Review

The Committee  conducts a “quality of earnings” review under which it evaluates any unusual, one-time items generally greater than $2.0 million, after tax, which impact cash, equity and earnings, and considers them for adjustments for the purposes of calculating relevant performance measures for the MIP. Any “quality of earnings” evaluations are made with a strong bias towards ensuring that management is accountable for reported results. For 2019, the Committee’s review concluded that the following items should be excluded from the calculation of performance measures for the purposes of MIP:

•                  $71.8 million (pre-tax), or $57.1 million and $1.15 per share (after-tax), of corporate development and restructuring expenses related to the Beneficial merger, and

•                  $25.6 million (pre-tax), or $19.7 million and $0.39 per share (after-tax), of unrealized valuation gains on our equity investment in Visa Class B shares.

As a result, solely for the purpose of determining achievement in 2019 of the performance measures under the MIP, our adjusted ROA was 1.62%, adjusted ROTCE was 16.44% and growth in adjusted 2019 EPS over adjusted 2018 EPS was 4.66%.

In 2018, 2017, and 2016, we also adjusted MIP earnings. For 2018, we excluded $24.5 million (pre-tax) of realized and unrealized gains on our equity investment in Visa Class B shares, $7.9 million (pre-tax) from the partial insurance recovery of a litigation claim settlement in 2017, and $6.5 million (pre-tax) of corporate development expenses related to the Beneficial merger.  For 2017, we excluded $22.5 million in tax charges related to the enactment of the Tax Reform Act in 2017 and our related decision to surrender our BOLI policies, legal expense of $12.0 million (pre-tax) related to a legal settlement, and a $1.5 million (pre-tax) contribution to the WSFS Foundation.  For 2016, we excluded $5.9 million ($8.5 million pre-tax equivalent) in corporate development costs, largely related to the acquisition of Penn Liberty Financial Corporation.

With respect to the legal settlement recognized in 2017, WSFS settled the case for $12.0 million to avoid the uncertainties of arbitration and to end the expense of ongoing litigation. Separately, WSFS continues to pursue all of its rights and remedies to recover this settlement payment and all related costs. WSFS intends to continue to pursue all claims it has for full restitution for this settlement.

Clawback Policy

The P&C Committeee approved a Compensation Clawback Policy in February 2019 in general alignment with proposed Security and Exchange Commission clawback rules. The Board has the sole authority to interpret, apply, and implement the Policy. Pursuant to the policy, the P&C Committee may require NEOs to forfeit and reimburse any bonus, award or incentive compensation paid under a benefit plan to the extent that such bonus, award or incentive compensation was due to or was based on statements of earnings, revenues, gains, the performance metric criteria of a benefit plan or other criteria that were later found to be materially inaccurate by the P&C Committee. NEOs are subject to clawback provisions in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company during the three completed fiscal years preceding the date the restatement is determined to be filed. In addition, if an NEO engages in misconduct that, in the Board’s discretion, directly or indirectly causes a material adverse effect to the Company, the Board may require forfeiture or reimbursement of awards during the three-year period preceding the commission of the act of misconduct.

MIP 2019 Annual Non-Equity Award Opportunity as a Percent of Base Salary
Name and Principal Position	Minimum	Target	Maximum or Stretch
Rodger Levenson(1) President and Chief Executive Officer	37.5%	75%	150%
Dominic C. Canuso Executive Vice President and Chief Financial Officer	25%	50%	100%
Steve Clark Executive Vice President and Chief Commercial Banking Officer	25%	50%	100%
Peggy H. Eddens Executive Vice President and Chief Associate and Customer Experience Officer	25%	50%	100%
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	25%	50%	100%

(1)    Mr. Levenson was named President and CEO and elected to the Board of Directors effective January 1, 2019.  He was elected Chairman the Board of Directors effective January 1, 2020.

Measuring Actual Performance and Calculating Incentive Payments

The following is a summary of our MIP design:

•                  a proportional approach (interpolation) will be used to calculate incentive payouts for the performance results that fall between threshold, target and stretch levels;

•                  the Company will conduct a “quality of earnings review” to consider adjustments from GAAP reported earnings to MIP earnings;

•                  award opportunities will be based on specified percentages of base salary for Threshold, Target and Stretch achievement by NEOs; and

•                  other elements of the plan design, as described above.

The following table shows our 2019 actual results for the three performance goals used for incentive awards under the 2019 MIP. Our score is calculated by determining the average of scoring for our performance against ROA, ROTCE and EPS growth (for 2019, adjusted upward for “quality of earnings” adjustments) versus pre-established performance targets. A numerical value is interpolated based on a score of 1 for “threshold,” 2 for “target” and 3 for “stretch.”  This score is applied to the payout percentages, and a payout is calculated. The individual performance score is calculated similarly. Our results measured against our established goals and the reported performance of our CPG for these three metrics demonstrate WSFS’ strong performance in 2019.

2019 MIP Company-Wide Performance Goals and Results
Goal	Threshold	Target	Maximum or Stretch	WSFS Results	Result
Return on Assets (ROA)	1.29%	1.51%	1.67%	1.62%	Target +
Return on Average Tangible Common Equity (ROTCE)	14.85%	17.78%	18.97%	16.44%	Threshold +
Earnings Per Share (EPS) Growth	(16.90)%	(2.79)%	2.23%	4.66%	Stretch +
				Aggregate Result	Target+

(1)    This table reflects non-GAAP financial measures calculated for purposes of the MIP that exclude certain unusual, one-time items.

2020 MIP Performance Goals

Consistent with 2019, ROA, ROTCE and EPS growth, with equal weightings, were established as the metrics to be used in 2020. We believe that other essential goals, such as growth, infrastructure investment, efficiency, operational excellence, and asset quality are adequately represented in these goals and the individual performance goals of each NEO.

Company-wide performance goals for 2020 are shown below.  These goals were set after taking into consideration a number of factors, including our 2020 financial plan, our  2019-2021 three-year strategic plan, the Company’s updated CPG, and industry performance of high-performing banks. These goals are set at levels consistent with our strategic plan goal of remaining a high-performing company.

Performance Metric	Threshold 2020	Target 2020	Maximum or Stretch 2020
Return on Average Assets (ROA)	1.24%	1.44%	1.58%
Return on Average Tangible Common Equity (ROTCE)	13.12%	14.83%	16.02%
Earnings Per Share (“EPS”) Growth	(19.03)%	(6.17)%	3.39%

The target levels for ROA and ROTCE for 2020 are well above the median of publicly disclosed expectations of companies in the CPG, and reflect our goal of remaining a high-performing company. The expected reduction in EPS and our target ROA and ROTCE from 2019 actual results reflects the impact of the lower interest rate environment, lower interchange income as a result of becoming subject to the debit interchange fee caps imposed by the Durbin Amendment following our merger with Beneficial, and accelerated Delivery Transformation investment, partially offset by organic growth and efficiency and synergies from the Beneficial merger. After a thorough review and discussion, the P&C Committee approved the MIP Plan for 2020.

Equity/Long-Term Incentives

Our equity-based compensation plan, which is part of the MIP, is the primary method by which we provide long-term incentives to our executives (“the Long Term Incentive Plan”). Pursuant to our 2018 Incentive Plan, we offer equity awards as a performance incentive to encourage ownership of our common stock by our executives and to further align the interests of management with those of our stockholders. Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.

In early 2020, based on the findings of Pearl Meyer’s executive compensation review, we adjusted our equity/long-term incentives to align with our peer group, which was updated to reflect our over $10B asset size. Effective in 2020, we adjusted our threshold, target and stretch levels to 50%, 60% and 70%, respectively, for our NEOs and 90%, 100% and 110%, respectively, for our CEO, which puts them in a market-competitive position as compared to our peers. These updated equity incentives reflect the broadened scope of responsibilities assumed by each executive resulting from the Beneficial merger and also take into consideration our expanded footprint in Philadelphia and New Jersey.

The Board of Directors and the Committee are actively monitoring the effects of the COVID-19 pandemic on the economy and our operations and future results. In light of these developments, it is anticipated that the Committee will re-evaluate the performance goals and incentives associated with our MIP at some point during 2020, and will communicate material changes in accordance with applicable disclosure obligations.

Annual Performance-Based Awards

The amount of each executive’s equity award under the MIP is based on achievement against our performance goals, which are the same as those detailed in the “2019 MIP Performance Goals” section earlier in this document. Our MIP plan is designed so that, in 2019, our CEO had the potential to earn 55%, 65% or 75% of his salary in equity awards at threshold, target and stretch performance levels, respectively, for the same three Company-wide goals: ROA, ROTCE and EPS growth. In addition, in 2019, all other NEOs, other than the CEO, had the potential to earn 35%, 45% or 55% of their salary in equity awards at threshold, target and stretch performance levels for the same three Company-wide goals: ROA, ROTCE and EPS growth. Half of the value of the equity awards is in the form of stock options with four-year vesting and a seven-year life, and half of the value of the equity awards is in the form of restricted stock units (RSUs) with four-year vesting. Further, to improve pay-for-performance and alignment, NEOs, will have the opportunity to earn performance-based equity awards from time to time.

In 2020 for 2019 performance, the long-term incentive plan provided our CEO with stock option and RSU awards in an amount equal to 65% of base salary and EVP-level NEOs with stock option and RSU awards in an amount equal to 45% of base salary. Stock option awards are valued using the Black-Scholes valuation model. The total value of the equity awards granted to our NEOs in 2020 for 2019 performance under the MIP was $1,257,828. These awards have a four-year vesting schedule. These awards will be reflected in the Summary Compensation Table for 2020, which will be included in our 2021 proxy statement.

In 2019 for 2018 performance, the long-term incentive plan provided our CEO with stock option option and RSU awards in an amount equal to 75% of base salary and EVP-level NEOs with stock option and RSU awards in an amount equal to 55% of base salary. Option awards are valued using the Black-Scholes valuation model. The total value of the equity awards granted to our NEOs in 2019 for 2018 performance under the MIP was $1,650,410. These awards have a four-year vesting schedule. In addition to the awards granted under the MIP, our CEO and executive management team were granted RSUs with a two-year vesting reflecting the Company’s superior performance during 2018 (“Executive Superior Performance Plan”).  The awards were valued at 15% of the recipient’s base salary as of December 31, 2018 and the total grant date fair value of the awards represented an approximately 16.4% share of the Company’s additional earnings above our 2018 “Stretch” earnings goal. These awards were approved by the Board of Directors on February 28, 2019 pursuant to the 2018 Incentive Plan. The total value of the RSU awards granted to our NEOs in 2019 for 2018 performance under the Executive Superior Performance Plan was $408,505.

Integration Performance RSU Plan

In February 2019, the Board of Directors approved the Integration Performance RSU Plan (“the Plan”). The Plan is a performance incentive plan intended to incent and reward our executive management and certain other members of senior leadership for the successful integration of Beneficial and execution of our strategic goals over the five-year period ending 2023. Awards earned under the Plan (“Performance RSUs”) are issued under the Company’s 2018 Incentive Plan. The table below shows the performance metrics, target goals, and weighting assigned to each metric.

Metric	Goal	% Weighting
Core ROA(1)	1.75%	80%
Gallup CE3(2)	4.34 / 80th Percentile(4)	10%
Gallup Q12(3)	4.18 / 90th Percentile(4)	10%

(1)  Core ROA is a non-GAAP financial measure that excludes certain unusual, one-time items.

(2)  The Gallup CE3 is a concise survey comprised of three actionable items with the most conclusive links to crucial customer outcomes. The Gallup CE3 categorizes customers into three distinct groups: fully engaged, indifferent, and actively disengaged.

(3)  The Gallup Q12 represents a survey of 12 questions that measure the most important elements of Associate engagement.

(4)  Percentiles represent ranking against Gallup overall database.

The Plan provides for a three-year performance achievement period beginning in fiscal year 2021 and ending in fiscal year 2023. Each of the three goals will be separately measured and can be achieved in different years.  If a goal is achieved during a fiscal year, the Plan’s eligible participants will vest in a portion of the Performance RSU award, which will ultimately settle in the form of common stock, at the applicable weighting for each goal. For example, if WSFS were to achieve a Core ROA of 1.75% during fiscal year 2021, but did not achieve either of the Gallup goals during 2021, performance RSUs would vest in the first quarter of 2022 at 80% of the total grant date fair value, and only the Gallup goals would be measured for achievement through the duration of the Plan ending in fiscal year 2023.  If any or all of a portion of the RSUs vest early, prior to 2023, there will be an additional time based vesting requirement though the end of fiscal year 2023.  The table below shows the vesting period of the Performance RSUs, if earned.  The vesting period is dependent upon the annual period in which the awards performance vest and ranges from one to three years.

Performance Vesting Year	Additional Time-Based Vesting
2021	3 years
2022	2 years
2023	1 year

Eligible participants in the Plan include executives in our MIP and a select group of additional senior leaders who play an instrumental role in the overall success of the Beneficial integration. The table below shows the total potential dollar value of Performance RSUs earned under the Plan. If earned, the number of RSUs granted are determined by dividing the dollar value earned by the Company’s stock price on February 28, 2019.

On January 1, 2020, Mark A. Turner stepped down from his position as Executive Chairman of our Board of Directors pursuant to the Company’s long-term succession plan. In accordance with the terms of his transition agreement, he received a payment of $1.0 million, a portion of which represented foregone shares available to him under the Plan. For further information about the terms of Mr. Turner’s transition, please refer to the section entitled “Employment Agreements.”

Eligible Plan Participant Group	Total Potential Value of Performance RSUs
MIP Participants(1)	$4,283,000
Other Senior Leaders	1,300,000
Total Plan	$5,583,000

(1)  Calculated based on two times the base salary of our President and CEO and one times all other eligible participant’s base salary as of March 1, 2019.

The $5,583,000 total potential value represents less than 1% of proforma projected core net income for the total Plan period (fiscal years ending 2019 to 2023) and approximately 2% of proforma projected core net income for the fiscal year ending 2023.

Pursuant to our 2018 Incentive Plan, at the expiration of the award cycle, the P&C Committee will evaluate the Participant’s and/or the Company’s performance in light of the performance goals, and will recommend the number of Performance RSUs which have been earned. In the case of a goal not being met, the Board of Directors will have sole discretion to determine if any awards are earned. All other terms of the Plan, including potential acceleration upon certain events, will be subject to the provisions of our 2018 Incentive Plan.

Timing and Pricing of Equity Awards

The P&C Committee awards equity grants, generally at the February meeting of the P&C Committee. Grants may be recommended at other times during the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval. The grant date is established when the Board of Directors approves the grant and all key terms have been established. Stock option awards are granted with an exercise price not less than the fair market value of our common stock on the date of grant. The grant date fair value of stock option awards is determined using the Black-Scholes option-pricing model. The fair value of RSUs is equal to the grant date fair value of the Company’s common stock.

Timing of MIP Annual Awards and IRS Section 409A Requirements

Payment of annual incentive awards under the MIP occurs no later than March 15th of the year following the performance period. This timing usually provides ample opportunity for the finalization of year-end performance results, as well as maintaining compliance with the short-term deferral exception under Section 409A requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

Associate Service Bonus Plan

Our NEOs also participate in an Associate Service Bonus Plan that is offered to all of our Associates. The two primary components of this plan are our ROA and our Customer Engagement Survey score (“CE3”) administered by the Gallup Organization. Specific payouts are determined by management, and are based on reaching specific ROA and CE3 scores.  The following criteria assist in objective accountability and discourage unnecessary and excessive risk-taking or manipulation of earnings:

An ROA factor is one component of the calculation of incentive payouts.  If our ROA is less than 1%, there is no score given for that component of the Associate Service Bonus Plan calculation;

•                  The CE3 factor is the other component of the calculation of the incentive payout and is determined based upon the results of an independently administered Customer Engagement Survey. This factor is not impacted by our earnings; and

•                  The incentive payouts are capped at $2,000 per Associate.

The earned bonus amount under the plan for performance in 2019 was $1,843 per Associate.

Benefits

401(k) Employer Contribution

We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings.  We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the 401(k) program. We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.

Director and Executive Non-Qualified Deferred Compensation Plan

We offer a non-qualified deferred compensation plan for our executives and Board of Directors. For executives, this program allows for base compensation to be deferred, as well as for deferment of cash awards.  For Board Directors, this program allows for retainer and meeting fees to be deferred. It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options. The plan is solely funded by the participant and there is no matching contribution made by the Company. The plan was reviewed and approved by our P&C Committee and our Board of Directors.  The following table provides information relating to deferrals of compensation by our named executive officers under our non-qualified deferred compensation plan.

2019 Nonqualified Deferred Compensation
Name and Principal Position	Executive Contributions in 2019(1)	Aggregate Earnings in 2019(2)	Aggregate Withdrawals/Distributions in 2019	Aggregate Balance at December 31, 2019
Rodger Levenson(3) President and Chief Executive Officer	$—	$—	$—	$—
Dominic C. Canuso Executive Vice President and Chief Financial Officer	—	—	—	—
Steve Clark Executive Vice President and Chief Commercial Banking Officer	71,885	17,751	—	173,504
Peggy H. Eddens Executive Vice President and Chief Associate and Customer Experience Officer	110,645	64,736	—	456,230
Richard M. Wright Executive Vice President and Chief Retail Banking Office	—	—	—	1,549,614
Mark A. Turner(4) Executive Chairman of the Board of Directors	—	—	—	—

(1)  Amounts in this column are included in the Summary Compensation Table.

(2)  Amounts in this column are not included in the Summary Compensation Table.

(3)  Mr. Levenson was named President and CEO and elected to the Board of Directors effective January 1, 2019, and was elected Chairman of the Board of Directors effective January 1, 2020.

(4)  Mr. Turner was elected Executive Chairman of the Board of Directors effective January 1, 2019. He stepped down from that position effective January 1, 2020, pursuant to the Company’s long-term succession plan, and remains a member of our Board of Directors. For further information about the terms of Mr. Turner’s transition, please refer to the section entitled “Employment Agreements.”

Development Allowance

We provide a Development Allowance to our NEOs that provides up to $35,000 per year for the CEO and up to $12,500 per year for Executive Vice Presidents. These amounts reflect our growth and executive involvement in expanded markets. Allowable expenses under the Development Allowance Policy include items that improve an executive’s networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as one of our executives. CEO expenditures must be approved by the Lead Independent Director.  Expenditures by EVPs must be approved by the CEO.

Separate from the above allowance, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Employment Agreements

Because of our corporate philosophy which emphasizes commitment based on performance, we do not have employment agreements for our NEOs. We have a formal severance policy which provides payments to NEOs if their employment is terminated without cause or under certain conditions following a change in control.  Further details concerning the severance policy are provided in the section entitled “Potential Payments upon Termination or Change in Control.”

Pursuant to the Company’s long-term succession plan, and in connection with Mark A. Turner’s stepping down as Executive Chairman effective January 1, 2020 (the “Transition Date”), the Company, the Bank and Mr. Turner entered into a  Transition Agreement (the “Agreement”). Under the terms of the Agreement, during the remainder of his term as a director, Mr. Turner will assist in the transition of duties to Mr. Levenson, the new Chairman of the Boards and the Bank Board of Directors (together, the “WSFS Boards”), and provide strategic and other support to Mr. Levenson when requested. Mr. Turner received his salary of $600,000 until the Transition Date and thereafter, is entitled to receive fees as are generally paid to other members of the WSFS Boards. Additionally, Mr. Turner received a payment of $1.0 million, reflecting the negotiated value of his foregone salary and shares available to him under the Company’s Integration Performance RSU Plan, his entering into the Agreement which contains non-solicitation, non-competition and non-disparagement provisions; and his added transition and support duties. Also pursuant to the Agreement, the vesting of Mr. Turner’s RSU awards and stock options that were outstanding as of the Transition Date were accelerated, with his stock options to be exercisable within one year of the Transition Date.  As a condition to receipt of the payments to Mr. Turner set forth in the Agreement, Mr. Turner was required to execute and deliver a general waiver and release in favor of the Company and the Bank.

Tax Considerations Related to Our Executive Compensation

Prior to the changes made by the Tax Reform Act discussed below, Section 162(m) of the Code (“162(m)”) provided that certain compensation paid in excess of $1.0 million to the Chief Executive Officer or any of the other three most highly compensated executive officers of a public company (but not including the Chief Financial Officer), as of the last day of a taxable year, would not be deductible for federal income tax purposes, unless such compensation was paid in accordance with one of the listed exceptions described in 162(m). However, certain forms of performance-based compensation were excluded from the $1.0 million deduction limitation, if certain requirements were met.

The P&C Committee generally seeks, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the 162 (m) deduction limitation. The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. In addition, tax deductibility is not the sole factor used by the P&C Committee in setting compensation. Corporate objectives may not necessarily align with the requirements for full deductibility under 162(m). Accordingly, the P&C Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under 162(m) if the P&C Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.  Also interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation. As a result of these various factors, and in order that the P&C Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with 162(m).

Sections 280G and 4999 of the Code (“Code Sections 280G and 4999”) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us.  In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.”  The P&C Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs.

The Tax Cuts and Jobs Act

The Tax Reform Act became law in December 2017, and most provisions of the Tax Reform Act took effect as of January 1, 2018, including two key changes to 162(m).  First, the Tax Reform Act repeals the performance-based compensation exception to the $1.0 million deduction limit under 162(m). As discussed above, prior to the Tax Reform Act, performance-based compensation did not count toward the $1.0 million deduction limit under 162(m) and thus generally could be deducted.  The Tax Reform Act eliminated this exception, such that all compensation paid to a covered employee will be subject to the $1.0 million deduction limit.

Second, the Tax Reform Act expanded the number of individuals who are subject to the 162(m) deduction limit to include the Chief Financial Officer.  In addition, in contrast to prior law, the Tax Reform Act provides that for any year beginning in 2017, once an employee becomes subject to the 162(m) deduction, the employee shall remain subject to the deduction limit for all future years, including after termination of employment or death.

The Tax Reform Act’s changes to 162(m), however, do not apply to compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017, and which is not materially modified or renewed on or after November 2, 2017.  Accordingly, compensation paid under those arrangements generally is still deductible.

In summary, the Tax Reform Act substantially changed 162(m) in ways that generally reduces the amount of compensation that WSFS can deduct beginning in 2018.  Although the P&C Committee will continue to seek, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the 162(m) deduction limitation, it will become more difficult to achieve this goal over time in light of the Tax Reform Act’s changes to 162(m).

Summary

The CEO, the Chief Associate and Customer Experience Officer, the Chief Risk Officer, and the P&C Committee, with advice from its consultant, have reviewed all compensation components for each NEO, including base salary, incentive compensation, and all of our incentive compensation plans. They have determined that the compensation packages awarded to our NEOs, and others, are consistent with our goals to provide compensation that is competitive with our peers, that drives financial performance without undue risk, and aligns the interests of our NEOs, and others, with those of our stockholders.

Accordingly, we believe our executive and management compensation plans are reasonable, pay-for-performance-based, competitive, not excessive, and do not encourage our executives or any of our Associates to take actions that pose an unnecessary or excessive risk that would threaten the value of the institution and do not unnecessarily expose the institution to risks or encourage the manipulation of reported earnings to enhance the compensation of management.

Summary Compensation Table

The Summary Compensation Table shows the compensation of our Chief Executive Officer, our Chief Financial Officer, the next three highest paid executive officers, and our Executive Chairman in 2019, 2018, and 2017. For  2019, our NEOs received the following components of their compensation:

•                  Increases in base salary consistent with market data, changes in their roles and our company-wide merit pool.

•                  Non-equity incentives paid in 2020 for 2019 performance resulting from strong Company performance.  ROA, adjusted for quality of earnings, was 1.62% in 2019; Return on Tangible Common Equity was 16.44%; and our EPS growth was 4.66%, which resulted in incentive payouts ranging from 72% to 76% of the Executive Vice President’s 2019 base salary, and 106% for the CEO. These are included in 2019 “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

•                  RSU awards and stock option awards granted in 2019 for 2018 performance, as measured by ROA, ROTCE and EPS growth. The CEO received grants in 2019 with a fair value of approximately 75% of his base salary, and all other NEO’s received grants in 2019 with a fair value of approximately 55% of their base salary.

•                  Similar levels of other compensation from the prior year, reflecting no substantive change in our plans and policies regarding our development allowance and 401(k) match.

The following discussions and table summarize the compensation of each NEO for the years ended December 31, 2019, 2018, and 2017. We also provide summary information below regarding equity awards granted in 2020 for performance during 2019.

Cash Amounts Paid in 2020 for 2019 Performance

•                  Included in the disclosure of 2019 “Non-Equity Incentive Plan Compensation” are cash awards to NEOs in connection with our MIP Plan, based on our 2019 performance, as follows: Mr. Levenson, $773,062; Mr. Canuso, $283,969; Mr. Clark, $269,070; Ms. Eddens, $283,733; and Mr. Wright, $288,139. In addition, each NEO received an all-Associate award of $1,843.

•                  Included in the disclosure of 2019 “Bonuses” areA $50,000 one-time cash bonus payment made to Mr. Canuso in March 2020 for performance through December 31, 2019 in recognition of his key role in the integration of Beneficial.

Equity Awards Granted in 2019 for 2018 Performance

•                  The aggregate grant date fair value of RSUs granted in 2019 and earned in 2018 under our Long-Term Incentive Plan was as follows: Mr. Levenson, $133,155; Mr. Canuso, $101,943; Mr. Clark, $100,128; Ms. Eddens, $102,215, Mr. Wright, $101,723; and Mr. Turner, $286,041.

•                  The aggregate grant date fair value of stock options granted in 2019 and earned in 2018 under our Long-Term Incentive Plan was as follows: Mr. Levenson, $133,155; Mr. Canuso, $101,943; Mr. Clark, $100,128; Ms. Eddens, $102,215;  Mr. Wright, $101,723; and Mr. Turner, $286,041.

Equity Awards Granted in 2019 for 2018 Superior Performance

On February 28, 2019, we granted RSUs with a two year vesting from the grant date to our executive management team reflecting the Company’s superior performance during 2018 under our Executive Superior Performance Plan.  The awards were valued at 15% of the recipient’s base salary as of December 31, 2018 and the total grant date fair value of the awards represents approximately 16.4% of our additional earnings above our 2018 “Stretch” earnings goal.  These awards were approved by the Board of Directors pursuant to the 2018 Incentive Plan, and were in addition to the awards granted under the MIP as described in the preceding paragraph.  These awards are reflected in the Summary Compensation Table for 2019.

The aggregate grant date fair value of RSUs granted to our NEOs in 2019 and earned in 2018 under the Executive Superior Performance Plan and pursuant to the 2018 Incentive Plan was as follows: Mr. Levenson, $72,630; Mr. Canuso, $55,605; Mr. Clark, $54,615; Ms. Eddens, $55,754, Mr. Wright, $55,485 and Mr. Turner, $114,416.

Equity Awards Granted in 2020 for 2019 Performance under the MIP

In 2020, we granted RSUs and stock options under the MIP and 2018 Incentive Plan based on performance during 2019.  These awards will be reflected in the Summary Compensation Table for 2020, which will be included in our 2021 proxy statement.  The awards were as follows:

•                  The aggregate grant date fair value of RSUs granted in 2020 and earned in 2019 under our Long-Term Incentive Plan was as follows: Mr. Levenson, $252,561; Mr. Canuso, $95,009; Mr. Clark, $92,063; Ms. Eddens, $95,745, and Mr. Wright, $93,536.

•                  The aggregate grant date fair value of stock options granted in 2020 and earned in 2019 under our Long-Term Incentive Plan was as follows: Mr. Levenson, $252,561; Mr. Canuso, $95,009; Mr. Clark, $92,063; Ms. Eddens, $95,745, and Mr. Wright, $93,536.

Summary Compensation Table
Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Rodger Levenson President and Chief Executive Officer(5)	2019	$731,000	$—		$205,785	$133,155	$774,905	$57,747	$1,902,592
	2018	471,572	—		85,937	85,937	463,991	33,706	1,141,143
	2017	383,424	—		113,158	63,158	208,443	32,820	801,003

Dominic C. Canuso Executive Vice President and Chief Financial Officer	2019	384,284	50,000	(6)	157,548	101,943	285,812	23,447	1,003,034
	2018	365,083	—		70,908	70,908	364,413	21,402	892,714
	2017	333,333	—		55,186	55,186	174,319	23,003	641,027

Steve Clark Executive Vice President and Chief Commercial Banking Officer	2019	373,184	—		154,743	100,128	270,913	38,913	937,881
	2018	358,583	—		69,645	69,645	340,667	37,480	876,020
	2017	327,333	—		54,135	54,135	162,963	36,424	634,990

Peggy H. Eddens Executive Vice President and Chief Associate and Customer Experience Officer	2019	386,949	—		157,969	102,215	285,576	23,715	956,424
	2018	366,575	—		71,750	71,750	359,806	23,266	893,147
	2017	335,833	—		54,310	54,310	184,898	29,018	658,369

Richard M. Wright Executive Vice President and Chief Retail Banking Officer	2019	379,150	—		157,208	101,723	289,982	27,983	956,046
	2018	368,100	—		75,558	75,558	321,727	27,480	868,423
	2017	357,350	—		61,073	61,073	198,684	32,473	710,653

Mark A. Turner Executive Chairman of the Board of Directors	2019	600,000			400,457	286,041	1,843	48,997	1,337,338
	2018	756,209	550,000	(7)	224,542	224,542	1,131,217	46,636	2,933,146
	2017	702,497	—		—	—	463,831	50,414	1,216,742

(1)         The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table because this table represents the amount actually paid during a year and the Base Salary table represents actual base salary level.

(2)         Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718. See the Notes to the Consolidated Financial Statements included in our 2019 Annual Report on Form 10-K for the assumptions used to calculate grant date fair value. In 2017, Mr. Levenson was awarded an additional restricted stock award with an aggregate grant date fair value of $50,000 in recognition of his assuming the additional role of interim Chief Financial Officer through June 2016 and also for functionally (not officially) serving as interim Chief Executive Officer from August 2016 to October 2016 when Mr. Turner was participating on a CEO Learning Tour.

(3)         Amounts represent cash awards to NEOs in connection with our MIP Plan and our All Associate Bonus Plan.

(4)         All Other Compensation includes contributions made by us to the 401(k) plans of each of our NEOs, health benefits paid directly by the Company, and a development allowance. The health benefits provided to our NEO’s are under a non-discriminatory group plan, and disclosure of this benefit is included on a voluntary basis. Mr. Turner voluntarily did not receive health benefits from the Company in 2019, 2018, and 2017.

(5)         Mr. Levenson was named President and CEO and elected to the Board of Directors effective January 1, 2019, and was elected Chairman of the Board of Directors effective January 1, 2020.

(6)         Represents one-time cash bonus payment made to Mr. Canuso in March 2020 for performance through December 31, 2019 in recognition of his key role in the integration of Beneficial.

(7)         Represents one-time cash bonus payment made to Mr. Turner in March 2019 for performance through December 31, 2018 in recognition of his building significant franchise value; a world-class culture; a sustainable high-performing company; innovative initiatives, many of which will not realize their full value until future years; and helping execute a successful CEO transition. Mr. Turner resigned as President and CEO effective December 31, 2018 and was elected Executive Chairman of the Board of Directors effective January 1, 2019.

Grants of Plan-Based Awards

The following table presents information regarding grants of non-equity and equity plan-based awards to our NEOs during 2019. The number of shares granted to executives under our 2013 Incentive Plan and 2018 Incentive Plan is based on a calculation related to the named executive officer’s base salary, subject to adjustment by the P&C Committee. Such awards consist of both RSUs and stock options.

The RSU grants vest equally over four years. The stock option awards have an exercise price of $43.28, which is equal to the closing stock price of WSFS common stock at the grant date of February 28, 2019. The grants vest equally over four years and expire on the seventh anniversary of the grant date. The Black-Scholes option-pricing model was used to determine the grant-date fair-value of the stock option awards. No stock options were re-priced, nor were any modifications made to any outstanding stock option during 2019.

Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of
Name and		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)			of Stock	Securities	Option	Stock and
Principal	Grant							or Units	Underlying	Awards	Option
Position	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	Options (#)	($/Share)	Awards(2)
Rodger Levenson President and Chief Executive Officer		$274,125	$548,250	$1,096,500	$402,050	$475,150	$548,250
	2/28/2019							4,755	—	—	205,796
	2/28/2019							—	12,991	43.28	133,155

Dominic C. Canuso Executive Vice President and Chief Financial Officer		96,750	193,500	387,000	135,450	174,150	212,850
	2/28/2019							3,640	—	—	157,539
	2/28/2019							—	9,946	43.28	101,943

Steve Clark Executive Vice President and Chief Commercial Banking Officer		93,750	187,500	375,000	131,250	168,750	206,250
	2/28/2019							3,575	—	—	154,726
	2/28/2019							—	9,769	43.28	100,128

Peggy H. Eddens Executive Vice President and Chief Associate and Customer Experience Officer		97,500	195,000	390,000	136,500	175,500	214,500
	2/28/2019							3,650	—	—	157,972
	2/28/2019							—	9,972	43.28	102,215

Richard M. Wright Executive Vice President and Chief Retail Banking Officer		95,250	190,500	381,000	133,350	171,450	209,550
	2/28/2019							3,632	—	—	157,193
	2/28/2019							—	9,924	43.28	101,723

Mark A. Turner(3) Executive Chairman of the Board of Directors		N/A	N/A	N/A	N/A	N/A	N/A
	2/28/2019							9,253	—	—	400,470
	2/28/2019							—	27,906	43.28	400,457

(1)             Represents the 2019 dollar award opportunities under the annual incentive component of the MIP. Actual cash incentive amounts paid for 2019 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, and actual payments of equity awards earned for 2019 performance will be shown in the Summary Compensation Table for 2020 to be included in the Company’s 2021 proxy statement.  Equity awards will be paid out in stock in the form of whatever number of shares that amount translates into at the time of the payout.

(2)             See Note 17 to the Notes to the Consolidated Financial Statements included in our 2019 Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value of stock and option awards.

(3)             Mr. Turner was elected Executive Chairman of the Board of Directors effective January 1, 2019. He stepped down from that position effective January 1, 2020 pursuant to the Company’s long-term succession plan, and remains a member of our Board of Directors. He received equity awards in 2019 for 2018 performance when he was Chairman, President and Chief Executive Officer. After becoming Executive Chairman of the Board of Directors, he was no longer eligible for the Company’s MIP program. For further information about the terms of this transition, please refer to the section entitled “Employment Agreements.”

Outstanding Equity Awards Value at Fiscal Year-End

The following table shows the number and exercise price of all unexercised stock options held by NEOs as of December 31, 2019, as well as shares of unvested restricted stock owned by the NEOs.  The awards are listed in order of grant date.  These awards are subject to our clawback provision affecting our NEOs.

Outstanding Equity Awards at Fiscal Year-End 2019

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Rodger Levenson President and Chief Executive Officer(1)	14,502	—	$23.82	2/27/2021	7,886	$347,851
	10,716	—	26.24	2/26/2022
	6,817	2,273	29.86	2/25/2023
	2,746	2,746	47.05	4/15/2024
	1,849	5,547	48.40	2/22/2025
	—	12,991	43.28	4/15/2026

Dominic C. Canuso Executive Vice President and Chief Financial Officer(2)	2,400	2,399	47.05	4/15/2024	5,575	245,913
	1,526	4,576	48.40	2/22/2025
	—	9,946	43.28	4/15/2026

Steve Clark Executive Vice President and Chief Commercial Banking Officer(3)	5,658	—	23.82	2/27/2021	5,625	247,444
	1,935	—	26.24	2/26/2022
	4,518	1,507	29.86	2/25/2023
	2,354	2,353	47.05	4/15/2024
	1,499	4,495	48.40	2/22/2025
	—	9,769	43.28	4/15/2026

Peggy H. Eddens Executive Vice President and Chief Associate and Customer Experience Officer(4)	60,000	—	16.51	2/28/2020	5,867	258,089
	10,998	—	23.82	2/27/2021
	8,124	—	26.24	2/26/2022
	6,038	2,013	29.86	2/25/2023
	2,362	2,361	47.05	4/15/2024
	1,544	4,631	48.40	2/22/2025
	—	9,972	43.28	4/15/2026

Richard M. Wright Executive Vice President and Chief Retail Banking Officer(5)	6,591	2,198	29.86	2/25/2023	6,029	265,216
	2,656	2,655	47.05	4/15/2024
	1,626	4,876	48.40	2/22/2025
	—	9,924	43.28	4/15/2026

Mark A. Turner Chairman, President and Chief Executive Officer(6)	19,628	—	48.15	1/1/2021	11,585	509,624
	27,906	—	43.28	1/1/2021

(1)         The 2,273 unvested options expiring 2/25/2023 vest on 4/15/20. Of the 2,746 unvested options expiring 4/15/2024, 1,373 vest on 4/15/2020, and 1,373 vest on 4/15/2021. Of the 5,547 options expiring 2/22/2025, 1,849 vest on 4/15/2020, 1,849 vest 4/15/2021, and 1,849 vest on 4/15/2022. Of the 12,991 options expiring on 4/15/2026, 3,248 vest on 4/15/2020, 3,248 vest on 4/15/2021, 3,247 vest on 4/15/2022 and 3,248 vest on 4/15/2023.

(2)         Of the 2,399 unvested options expiring 4/15/2024, 1,199 vest on 4/15/2020 and 1,200 vest on 4/15/2021. Of the 4,576 unvested options expiring 2/22/2025, 1,525 vest on 4/15/2020, 1,526 vest 4/15/2021, and 1,525 vest on 4/15/2022. Of the 9,946 options expiring on 4/15/2026, 2,487 vest on 4/15/2020, 2,486 vest on 4/15/2021, 2,487 vest on 4/15/2022 and 2,486 vest on 4/15/2023.

(3)         The 1,507 unvested options expiring 2/25/2023 vest on 4/15/2020. Of the 2,353 unvested options expiring 4/15/2024, 1,176 vest on 4/15/2020, and 1,177 vest on 4/15/2021. Of the 4,495 options expiring 2/22/2025, 1,498 vest on 4/15/2020, 1,499 vest  on 4/15/2021, and 1,498 vest on 4/15/2022. Of the 9,769 options expiring on 4/15/2026, 2,442 vest on 4/15/2020, 2,443 vest on 4/15/2021, 2,442 vest on 4/15/2022 and 2,442 vest on 4/15/2023.

(4)         The 2,013 unvested options expiring 2/25/2023 vest on 4/15/2020. Of the 2,361 unvested options expiring 4/15/2024, 1,180 vest on 4/15/2020, and 1,181 vest on 4/15/2021. Of the 4,631 options expiring 2/22/2025, 1,544 vest on 4/15/2020, 1,543 vest 4/15/2021, and 1,544 vest on 4/15/2022. Of the 9,972 options expiring 4/15/2026, 2,493 vest on 4/15/2020, 2,493 vest on 4/15/2021, 2,493 vest on 4/15/2022 and 2,493 vest on 4/15/2023.

(5)         The 2,198 unvested options expiring 2/25/2023 vest on 4/15/2020. Of the 2,655 unvested options expiring 4/15/2024, 1,.327 vest on 4/15/2020, and 1,328 vest on 4/15/2021. Of the 4,876 unvested options expiring 2/22/2025, 1,625 vest on 4/15/2020, 1,626 vest  on 4/15/2021, and 1,625 vest on 4/15/2022. Of the 9,924 unvested options expiring 4/15/2026, 2,481 vest on 4/15/2020, 2,481 vest on 4/15/2021, 2,481 vest on 4/15/2022 and 2,481 vest on 4/15/2023.

(6)         All of Mr. Turner’s unvested options and stock awards vested on 1/1/2020 in accordance with the terms of his transition agreement.  For further information about the terms of Mr. Turner’s transition, please refer to the section entitled “Employment Agreements.”

Exercises of Options and Vesting of Stock During 2019

The following table shows the number of options exercised and restricted stock vested by the NEOs during the fiscal year ended December 31, 2019.

2019 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Rodger Levenson(1) President and Chief Executive Officer	30,094	$950,785	2,227	$91,262
Dominic C. Canuso Executive Vice President and Chief Financial Officer	—	—	910	37,167
Steve Clark Executive Vice President and Chief Commercial Banking Officer	—	—	1,150	47,127
Peggy H. Eddens Executive Vice President and Chief Associate and Customer Experience Officer	—	—	1,632	66,879
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	12,882	362,774	1,858	76,141
Mark A. Turner(2) Executive Chairman of the Board of Directors	376,177	9,756,533	1,166	47,783

(1)         Mr. Levenson was named President and CEO effective January 1, 2019. He was elected Chairman of the Board of Directors effective January 1, 2020.

(2)         Mr. Turner was elected Executive Chairman of the Board of Directors effective January 1, 2019. He stepped down from that position effective January 1, 2020 pursuant to the Company’s long-term succession plan, and remains a member of our Board of Directors. For further information about the terms of Mr. Turner’s transition, please refer to the section entitled “Employment Agreements.”

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of our median employee’s annual total compensation and the annual total compensation of Mr. Levenson, our President and Chief Executive Officer (the “Pay Ratio”) as of December 31, 2019. The Pay Ratio, as set forth below, is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee at December 31, 2019 using a measure of total cash compensation defined as base salary, bonus, incentive, commission and overtime pay as reflected in our payroll records, which we believe is a reasonable measure of total compensation. Our employee population consists of approximately 1,800 employees, all of whom are located in the United States. This population includes all full-time, part-time, and temporary employees. It does not include seasonal workers who we hire to assist us during the summer months or temporary workers hired through an agency. We annualized the compensation of approximately 500 full-time employees who were hired during 2019 or joined the company through a merger.

To calculate the 2019 ratio of compensation of our median employee to that of Mr. Levenson, we calculated the median employee’s annual total compensation consistent with the calculation of Mr. Levenson’s annual total compensation as reported in the “Total” column of our 2019 Summary Compensation Table included in this proxy statement. This includes total cash compensation as described above as well as the amount of such employee’s health care benefits paid by the Company, if elected, and company matching contributions to participants in our Section 401(k) employee savings plan. The annual total compensation for the median employee was $73,280. Mr. Levenson’s total compensation was $1,902,592. The ratio of the annual total compensation of the identified median employee to Mr. Levenson’s annual total compensation at December 31, 2019 was approximately 1 to 26. The decrease from the prior year ratio of 1 to 40 primarily reflects the change in CEO compensation resulting from Mr. Levenson’s appointment to the CEO role, merger activity, and our achievement of stretch results in 2018.

We believe that the compensation of our employee base as a whole, including Mr. Levenson, is reasonable and appropriate given each employee’s job complexity, level of responsibility in the organization, and is commensurate with pay rates in the employment markets in which we operate. Our results are consistent with those reported in the most recent proxy statements file by member of our CPG.

Potential Payments upon Termination or Change in Control

Termination without Cause

We have adopted a severance policy that provides severance payments upon termination under certain conditions. An executive (which includes all of our NEOs) covered by this policy who is terminated without cause is provided a minimum of six months of severance and six months of professional level outplacement. If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive finds employment, whichever occurs first. If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends. Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in Control

An executive (which includes all of our NEOs) covered by the severance policy who is terminated without cause (as defined in the policy) or terminates employment for “good reason” (as defined below) within one year following a change in control would receive 24 months base salary, 24 months of medical and dental benefits at the general Associate rate, 12 months of professional level outplacement, and any unvested time-based equity awards would immediately vest upon termination.  Performance awards would vest on a prorated basis at target performance levels. For purposes of the policy, “good reason” includes requiring the executive to work more than 25 miles from his or her current worksite, a significant diminution in the executive’s WSFS salary and incentive opportunity, or a significant reduction in the authority, duties or responsibilities of the executive immediately before the change of control.

If it is determined that the aggregate present value of an executive’s change in control payment exceeds 2.99 times his or her average compensation as reported on Form W2 for the preceding five-year period (i.e., “base amount”), such that the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, would otherwise be triggered, then the change in control payment would be reduced to the extent necessary so that the aggregate present value of the change in control payment payable following such reduction does not exceed 2.99 times the executives base amount.

The table on the following page shows the payments that our NEOs could potentially receive upon termination of their employment or a change of control at December 31, 2019.

Termination Provisions Summary

		Before Change in Control	After Change in Control
Name	Benefit	Termination Without Cause or Departing for Good Reason	Termination Without Cause or Departing for Good Reason	Death	Disability(1)
Rodger Levenson	Severance pay(2)	$731,000	$1,462,000	$50,000	$247,460
	Outplacement services(3)	10,000	10,000	—	—
	Option and restricted stock vesting(4)	—	176,698	176,698	176,698
	Health benefits(5)	10,056	20,112	—	—
	Total Value	$751,056	$1,668,810	$226,698	$424,158

Dominic C. Canuso	Severance pay(2)	$387,000	$774,000	$50,000	$68,652
	Outplacement services(3)	10,000	10,000	—	—
	Option and restricted stock vesting(4)	—	110,658	110,658	110,658
	Health benefits(5)	6,264	12,528	—	—
	Total Value	$403,264	$907,186	$160,658	$179,310

Steve Clark	Severance pay(2)	$375,000	$750,000	$50,000	$211,512
	Outplacement services(3)	10,000	10,000	—	—
	Option and restricted stock vesting(4)	—	129,979	129,979	129,979
	Health benefits(5)	13,980	27,960	—	—
	Total Value	$398,980	$917,939	$179,979	$341,491

Peggy H. Eddens	Severance pay(2)	$390,000	$780,000	$50,000	$204,000
	Outplacement services(3)	10,000	10,000	—	—
	Option and restricted stock vesting(4)	—	139,428	139,428	139,428
	Health benefits(5)	5,976	11,952	—	—
	Total Value	$405,976	$941,380	$189,428	$343,428

Richard M. Wright	Severance pay(2)	$381,000	$762,000	$50,000	$214,502
	Outplacement services(3)	10,000	10,000
	Option and restricted stock vesting(4)	—	141,480	141,480	141,480
	Health benefits(5)	13,980	27,960	—	—
	Total Value	$404,980	$941,440	$191,480	$355,982

(1)         We offer two weeks of short-term disability benefits for all Associates for each year of service up to a maximum of 26 weeks.  Long-term disability for all Associates has a $24,000 maximum benefit.

(2)         Severance payments following a change in control are subject to reduction if such payments would exceed the deductibility limits under Section 280G of the Internal Revenue Code, unless the P&C Committee was to specifically authorize such non-deductible payments at that time on a case-by-case basis.

(3)         Outplacement services amounts are estimates based on management’s experience with outplacement providers.

(4)         Option and restricted stock vesting is based on an assumed value of $43.99 per common share reflecting the closing price on December 31, 2019.

(5)         Health benefits represent the portion of the total cost that would be paid by WSFS.

Mark A. Turner stepped down as Executive Chairman, effective January 1, 2020  For more information about payments made to Mr. Turner upon his transition, please see the section entitled “Employment Agreements.”

Retirement Plans

We do not maintain a tax-qualified non-contributory retirement plan (pension plan). However, we do provide continuation of medical benefits to Associates, including NEOs, who retire, should they elect to participate in the benefit. We provide supplemental contributions toward retiree continuing medical coverage costs. For 2019, our contribution towards this supplement was capped at $3,695 per retiree, but may have been less based on length of service at time of retirement of each retiree, irrespective of annual increases to the cost of the medical benefit premium. We limit our increases to no more than 4% annually. Primarily because of changes to Medicare Part D coverage, this plan is no longer meaningfully utilized by, or available to, Associates who were not already retirement eligible as of March 31, 2014.

COMPENSATION OF THE BOARD OF DIRECTORS

The Board’s philosophy is to maintain director compensation at the peer median.  The Corporate Governance and Nominating Committee reviews Board compensation and committee fees annually and make recommendations for adjustments when and where they feel appropriate. The Committee also engages an independent consultant to review board compensation levels in the market every two years.  The Corporate Governance and Nominating Committee’s 2019 analysis and the external analysis completed in 2018 resulted in no recommended changes.

A summary of Board compensation is shown in the following chart.

Board Retainer		$88,333	$ 53,333 cash retainer paid in July

			WSFS Financial Corporation common stock issued annually equivalent to $35,000 based on the WSFS closing price on the second Friday in August

Lead Director Fee		$18,000	Paid annually in July

Advisor to the Board of Directors		$44,167	One half of the board retainer paid annually in July

Committee Chair Fees	Audit/Trust Audit Committee Chair	$7,500	Paid annually in July

	Corporate Governance & Nominating Committee Chair	$5,500	Paid annually in July

	Corporate Development Committee Chair	$5,500	Paid annually in July

	Integration and Delivery Transformation Subcommittee Chair	$7,500	Paid annually in July

	Personnel and Compensation Committee Chair	$7,500	Paid annually in July

	Trust Committee Chair	$5,500	Paid annually in July

Committee Fees and Special Meeting Fees (excluding regularly scheduled Board meetings)

All Board members (excluding management) are paid a flat rate member fee annually in July for committees on which they serve with an expectation that Committee members will attend 75% of more of the scheduled meetings.

	Audit/Trust Audit Committee Members fee (includes Chair)	$13,250	Paid annually in July Note: This fee represents the combination of the Audit Committee member fee ($10,000) and the meeting attendance fee ($3,250).

	Corporate Development Committee	$3,250	Paid annually in July

	Corporate Governance and Nominating Committee	$3,250	Paid annually in July

	Executive Committee	$16,250	Paid annually in July

	Integration and Delivery Transformation Subcommittee Chair	$9,000	Paid annually in July

	Personnel and Compensation Committee	$3,250	Paid annually in July

	Trust Committee	$3,250	Paid annually in July

Director and NEO Non-Qualified Deferred Compensation Plan

In 2016, we introduced a non-qualified deferred compensation plan for our NEOs and Board of Directors. It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options.  This is solely funded by the participant and there is no matching contribution made by the Company. This plan was reviewed and approved by our P&C Committee and our Board of Directors.

Director Compensation Table

The compensation paid to directors during 2019 is summarized in the following table.  Mr. M. Turner and Mr. Ward are not shown in this table because they were compensated as officers and did not receive any director compensation.

Directors	Fees Earned or Paid in Cash		Stock Awards(1)		All Other Compensation	Total
Anat Bird	$—		$111,083	(2)	$—	$111,083
Francis B. Brake	—		103,583	(2)	—	103,583
Karen Dougherty Buchholz	72,021		35,000		—	107,021
Gerard P. Cuddy	67,959		35,000		—	102,959
Jennifer W. Davis	59,833	(3)	35,000		—	94,833
Michael J. Donahue	73,083		35,000		—	108,083
Eleuthère I. du Pont	116,083		35,000		—	151,083
Christopher T. Gheysens	25,438		98,270	(2)	—	123,708
Marvin N. Schoenhals	72,833		35,000		—	107,833
David G. Turner	80,583	(3)	35,000		—	115,583

(1)         The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718.

(2)         Ms. Bird, Mr. Brake, and Mr. Gheysens elected to receive all or a portion of the cash portion of their retainer in stock in 2019.

(3)         Ms. Davis and Mr. D. Turner contributed all fees earned in 2019 to the non-qualified deferred compensation plan.

Compensation of Mr. Eleuthère I. du Pont as Lead Director

Eleuthère I. du Pont currently serves as our Lead Director. During 2019, he was compensated $18,000 for serving in that role in addition to his other compensation as a director.

Compensation of Mr. Mark A. Turner as Executive Chairman

Mark A. Turner was appointed as our Executive Chairman, effective January 1, 2019. For a description of the compensation received by Mr. Turner during 2019, while serving as Executive Chairman, please see the section entitled “Employment Agreements.”

Beneficial Advisory Board

In partnership with the Integration and Delivery Transformation Sub-Committee described in the section entitled “Corporate Development Committee,” WSFS established a Beneficial Advisory Board effective as of the merger date on March 1, 2019.  The Advisory Board included Mr. Levenson, Mr. Cuddy, and those individuals who served on the board of directors of Beneficial as of the merger date and who are were not appointed to the board of directors of the combined company. The function of the advisory board was, among other things, to advise WSFS with respect to Beneficial. The Advisory Board met until December 31, 2019. Each member of the advisory board (other than Mr. Levenson and Mr. Cuddy) was paid a retainer fee of $50,000.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that WSFS Financial Corporation (the “Company”) specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The P&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2020 Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Proxy Statement”). Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Personnel and Compensation Committee

David G. Turner, Chair
Francis B. Brake	Karen D. Buchholz
Jennifer W. Davis	Christopher T. Gheysens

DELINQUENT SECTION 16(A) REPORTS

Section 16(A) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The forms must be filed with the Securities and Exchange Commission (the “SEC”) generally within two business days of the date of the trade. Such officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge and based solely on our review of the copies of such forms, there were no late Section 16(a) filings during 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares of our common stock beneficially owned by the directors, executive officers and 5% stockholders as of March 2, 2020, the record date set for the Annual Meeting, is shown on the following page. The table also shows the amount of such shares as a percentage of all of the shares of our common stock outstanding as of March 2, 2020.

In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock if he or she has, or shares, voting or dispositive power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days of the determination date.  Except as otherwise noted, the named beneficial owner exercises sole voting and investment power over the shares of common stock.

	Number of Shares (Including Exercisable Options)(1)	Percentage of our outstanding common stock(2)
Directors:
Anat Bird	19,608	*
Francis B. Brake, Jr.	9,925	*
Karen Dougherty Buchholz	22,438	*
Gerard P. Cuddy	48,912	*
Jennifer W. Davis	19,920	*
Michael J. Donahue	10,687	*
Eleuthère I. du Pont	13,011	*
Christopher T. Gheysens	3,997	*
Rodger Levenson	108,256	*
Marvin N. Schoenhals	30,455	*
David G. Turner	14,973	*
Mark A. Turner	222,528	*
Patrick J. Ward	143,163	*

Executive Officers:
Arthur J. Bacci	5,607	*
Lisa Brubaker	21,924	*
Dominic C. Canuso	17,208	*
Steve Clark	33,606	*
Peggy H. Eddens	87,597	*
Paul S. Greenplate	18,889	*
Richard M. Wright	92,223	*
Directors and Executive Officers as a group (20 persons)	944,927	1.85%

5% Stockholders:

The Vanguard Group, Inc.(2)	4,720,374	9.26%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc(3)	3,757,895	7.37%
55 East 52nd Street
New York, NY 10055

T. Rowe Price Group, Inc.(4)	3,069,665	6.02%
100 E. Pratt Street
Baltimore, MD 21202

Dimensional Fund Advisors, LP (5)	3,009,440	5.91%
Building One
6300 Bee Cave Road
Austin, Texas, 78746

FMR, LLC (6)	2,773,602	5.44%
245 Summer Street
Boston, MA 02210

*                 Less than 1% of outstanding common stock.

(1)         Includes exercisable stock options for the following individuals:  M. Turner: 47,534; A. Bacci: 2,180, L. Brubaker: 8,340, D. Canuso: 9,137, S. Clark: 22,587, P. Eddens: 36,296, P. Greenplate: 7,664, R. Levenson: 45,373, P. Ward: 23,401, and R. Wright: 42,891.

(2)         According to the Statement on Schedule 13G of The Vanguard Group, Inc. filed with the SEC on February 11, 2020.

(3)         According to the Statement on Schedule 13G/A of BlackRock Inc. filed with the SEC on February 6, 2020.

(4)         According to the Statement on Schedule 13G of T. Rowe Price Group, Inc. filed with the SEC on February 14, 2020.

(5)         According to the Statement on Schedule 13G of Dimension Fund Advisors, LP filed with the SEC on February 12, 2020.

(6)         According to the Statement on Schedule 13G of FMR, LLC filed with the SEC on February 7, 2020.

- 0 This Proxy is Solicited on Behalf of the Board of Directors WSFS FINANCIAL CORPORATION for the 2020 Annual Meeting of Stockholders The undersigned hereby appoints Rodger Levenson and Dominic C. Canuso, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 23, 2020 at 4:00 p.m., or at any adjournments thereof, as follows: THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY. 14475 1.1

ANNUAL MEETING OF STOCKHOLDERS OF WSFS FINANCIAL CORPORATION April 23, 2020 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND ITEMS LISTED BELOW: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and sample proxy card are available at www.wsfsbank.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 40330300000000000000 1 042320 2. Ratification of the appointment of KPMG, year ending December 31, 2020. LLP as the Company’s named executive officers. given with respect to any earlier dated proxy submitted by the undersigned. wish to withhold, as shown here: ( ) Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors 1a, 1b (for a three year term expiring in 2023) and 2a (for a two year term expiring in 2022). NOMINEES: FOR ALL NOMINEESO 1a. Mr. Eleuthère I. du Pont O 1b. Mr. David G. Turner WITHHOLD AUTHORITYO 2a. Mr. Mark A. Turner FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. FOR AGAINST ABSTAIN independent registered public accounting firm for the fiscal 3. Advisory (non-binding) vote to approve the compensation of the The proxy is revocable and, when properly executed will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees, and the other proposals. The undersigned, by executing and delivering this proxy, revokes the authority Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of StockholderDate: